As Filed with the Securities and Exchange Commission on March 12, 2021

Registration No. 333-252957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORLA MINING LTD.

(Exact name of registrant as specified in its charter)

Canada	1040	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1400, 400 Burrard Street

Vancouver, British Columbia, Canada V6C 3A6

(604) 628-1107

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jen Hansen	John Koenigsknecht
Cassels Brock & Blackwell LLP	Neal, Gerber & Eisenberg LLP
2200 HSBC Building	Two North LaSalle Street
885 West Georgia Street	Suite 1700
Vancouver, British Columbia	Chicago, Illinois 60602
Canada V6C 3E8	(312) 269-8000
(604) 691-6100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐

Pursuant to Rule 467(b) on                    (date) at                     (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on                     (date).

	3.	☒

Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Orla Mining Ltd. at Suite 202, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, telephone (604) 564-1852, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 12, 2021

ORLA MINING LTD.

C$300,000,000
Common Shares
Warrants
Subscription Receipts
Units
Debt Securities

This short form base shelf prospectus (this “Prospectus”) relates to the offering for sale from time to time (each, an “Offering”), during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of the securities of Orla Mining Ltd. (“Orla” or the “Corporation”) listed above (the “Securities”) in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to C$300,000,000 (or the equivalent thereof in other currencies). The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). This Prospectus may qualify an “at-the-market” distribution as defined in National Instrument 44-102 — Shelf Distributions (“NI 44-102”) of the Canadian Securities Administrators.

We are permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. We prepared our Annual Financial Statements (as defined herein), which are incorporated by reference herein, in Canadian dollars and in accordance with International Financial Reporting Standards (“IFRS”). Effective as of January 1, 2020, the Corporation changed its presentation currency from Canadian dollars to United States dollars.  Accordingly, we prepared our Interim Financial Statements (as defined herein), which are incorporated by reference herein, in United States dollars and in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). As a result, they may not be comparable to financial statements of U.S. companies. Financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS as issued by the IASB.

Prospective investors should be aware that the acquisition and disposition of the Securities may have tax consequences both in the United States and in Canada. Such tax consequences, including for investors who are resident in, or citizens of, the United States or Canada, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular Offering and consult their own tax advisor with respect to their own particular circumstances.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY CANADIAN SECURITIES REGULATOR, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities. The Corporation may offer and sell Securities through underwriters or dealers, directly or through agents designated by the Corporation from time to time at amounts and prices and other terms determined by the Corporation. Certain of our securityholders (each, a “Selling Securityholder”) may also offer and sell Securities under this Prospectus. See “Selling Securityholders”. A Prospectus Supplement will set forth the names of any underwriters, dealers or agents, whether engaged by us or a Selling Securityholder, involved in the Offering and will set forth the terms of the Offering, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Corporation or the Selling Securityholder and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the distribution. Unless otherwise specified in a Prospectus Supplement, in connection with any Offering of Securities, other than an “at-the-market” distribution, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter, agent or dealer of the “at-the-market” distribution, and no person or company acting jointly or in concert with an underwriter, agent or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter, agent or dealer creating an over-allocation position in the Securities. See “Plan of Distribution”. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Investing in the Securities is speculative and involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein and in the applicable Prospectus Supplement and the documents incorporated by reference therein should be carefully reviewed and considered by prospective investors. See “Risk Factors”.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Corporation is incorporated in Canada, most of the officers and directors and most of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities”. Mr. Charles Jeannes, Mr. Richard Hall, Mr. George Albino, Mr. Tim Haldane and Mr. Eric Colby, each a director of the Corporation, and Mr. Carl E. Defilippi, Mr. Matthew D. Gray, Mr. Michael G. Hester, Mr.

ii

Fred Brown, Mr. Gene Tortelli, Mr. George Lightwood and Mr. Mark Gorman each a qualified person, reside outside of Canada. Each of Mr. Jeannes, Mr. Hall, Mr. Albino, Mr. Haldane and Mr. Colby have each appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8 as agent for service of process in Canada. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

We have filed an undertaking with the British Columbia Securities Commission (the “BCSC”) that we will not distribute in the local jurisdiction under this Prospectus specified derivatives or asset-backed securities that, at the time of distribution, are novel without pre-clearing with the BCSC the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such securities.

The common shares (the “Common Shares”) of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “OLA” and on the NYSE American LLC (the “NYSE American”) under the symbol “ORLA”. On March 11, 2021, the last trading day before the date hereof, the closing price of the Common Shares on the TSX was C$4.63 and the closing price of the Common Shares on the NYSE American was US$3.69. Unless otherwise specified in the applicable Prospectus Supplement, there is no existing trading market through which the warrants (the “Warrants”), (unless such Warrants are issued under the Corporation’s existing indentures for listed warrants), subscription receipts (the “Subscription Receipts”), units (the “Units”) or debt securities (“Debt Securities”) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

The Corporation’s head and registered office is located at Suite 202, 595 Howe Street, Vancouver, British Columbia, V6C 2T5.

The Offering amount in this Prospectus is in Canadian dollars. References to “United States dollars” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.  See “Financial Information and Currency”.

iii

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Orla” or the “Corporation”, refer to Orla Mining Ltd. together with our subsidiaries.

This Prospectus is part of a registration statement on Form F-10 that we have filed with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities (the “Registration Statement”). Under the Registration Statement, we may, from time to time, offer any combination of the Securities described in this Prospectus in one or more Offerings of up to an aggregate principal amount of C$300,000,000 (or the equivalent in other currencies). This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities under the Registration Statement or this Prospectus, we will provide a Prospectus Supplement that will contain specific information about the terms of that Offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the Securities.

You should rely only on the information contained or incorporated by reference in this Prospectus and on the other information included in the Registration Statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of this Prospectus, any applicable Prospectus Supplement or the respective dates of the documents incorporated by reference herein and therein, regardless of the time of delivery or of any sale of the Securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Corporation’s website should not be deemed to be a part of this Prospectus, any applicable Prospectus Supplement or incorporated by reference herein or therein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

FINANCIAL INFORMATION AND CURRENCY

The Annual Financial Statements of the Corporation incorporated by reference in this Prospectus have been prepared in accordance with IFRS as issued by the IASB and are reported in Canadian dollars. Effective as of January 1, 2020, the Corporation changed its presentation currency from Canadian dollars to United States dollars.  Accordingly, the Interim Financial Statements of the Corporation incorporated by reference in this Prospectus have been prepared in accordance with IFRS as issued by the IASB and are reported in United States dollars. IFRS differs in some significant respects from generally accepted accounting principles in the U.S., and thus the financial statements may not be comparable to financial statements of U.S. companies. The SEC has adopted rules to allow foreign private issuers, such as the Corporation, to prepare and file financial statements prepared in accordance with IFRS as issued by the IASB without reconciliation to U.S. GAAP. Accordingly, the Corporation will not be providing a description of the principal differences between U.S. GAAP and IFRS.

The Offering amount in this Prospectus is in Canadian dollars. References to “United States dollars” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.

The high, low and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Nine Months Ended September 30				Year Ended December 31
	2020		2019		2019		2018
High for period	C$	1.4496	C$	1.3600	C$	1.3600	C$	1.3642
Low for period	C$	1.2970	C$	1.3038	C$	1.2988	C$	1.2288
Rate at end of period	C$	1.3339	C$	1.3243	C$	1.2988	C$	1.3642

On March 11, 2021, the Bank of Canada daily average rate of exchange was US$1.00 = C$1.2561 or C$1.00 = US$0.7961.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with Canada standards for reporting of mineral resource and mineral reserve estimates, which differ from the standards of United States securities laws. In particular, and without limiting the generality of the foregoing, the terms “mineral reserve”, “proven mineral reserve” “probable mineral reserve”, “inferred mineral resources,” “indicated mineral resources,” “measured mineral resources” and “mineral resources” used or referenced in this Prospectus are Canadian mineral disclosure terms as defined in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Definition Standards”). These definitions differ significantly from the definitions in Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act.  Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Also, under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Accordingly, information contained in this Prospectus and the documents incorporated by reference herein that describes the Corporation’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021. Under the SEC Modernization Rules, the historical property disclosure requirements for mining registrants included in SEC Industry Guide 7 will be rescinded and replaced with disclosure requirements in subpart 1300 of SEC Regulation S-K. Following the transition period, as a foreign private issuer that is eligible to file reports with the SEC pursuant to the multi-jurisdictional disclosure system, the Corporation is not required to provide disclosure on its mineral properties under the SEC Modernization Rules and will continue to provide disclosure under NI 43-101 and the CIM Definition Standards. If the Corporation ceases to be a foreign private issuer or lose its eligibility to file its annual report on Form 40-F pursuant to the multi-jurisdictional disclosure system, then the Corporation will be subject to the SEC Modernization Rules which differ from the requirements of NI 43-101.

As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding CIM Definition Standards that are required under NI 43-101.  While the SEC will now recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, U.S. investors should not assume that any part or all of the mineralization in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Corporation reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, U.S. investors are also cautioned not to assume that all or any part of the “inferred mineral resources” exist. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms are “substantially similar” to CIM Definitions, there are differences in the definitions under the SEC Modernization Rules and the CIM Definition Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Corporation may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Corporation prepared the reserve or resource estimates under the standards adopted under the SEC Modernization Rules.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation continued and existing under the federal laws of the Canada. Our officers, many of our directors and most of the experts named in this Prospectus and the documents incorporated by reference herein are not residents of the United States, and many of our assets and all or a substantial portion of assets of such persons are located outside of the United States. Orla has appointed an agent for service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon Orla’s civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

Orla has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Orla has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws or any such state securities or “blue sky” laws.

We have filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court, arising out of or related to or concerning the offering of the Securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the SEC. This Prospectus and the documents incorporated by reference herein, which form a part of the Registration Statement, do not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the

Registration Statement is available on EDGAR (as defined herein) under the Corporation’s profile at www.sec.gov. Reference is also made to the Registration Statement and the exhibits thereto for further information with respect to us and the Securities. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

We are required to file with the various securities commissions or similar authorities in each of the applicable provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the informational requirements of the Exchange Act, and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under the multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference herein contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation (collectively referred to herein as “forward-looking information” or “forward-looking statements”). Forward-looking statements are included to provide information about management’s current expectations and plans that allows investors and others to get a better understanding of the Corporation’s operating environment, the business operations and financial performance and condition. Forward-looking information is provided as of the date of such documents only and the Corporation does not intend, and does not assume any obligation, to update this forward-looking information, except as required by law.

Forward-looking statements include, but are not limited to, statements regarding the use of proceeds of an Offering; the timing for completion of any Offering; feasibility studies and economic results thereof, including but not limited to future production, costs and expenses; mine production plans; projected mining and process recovery rates; mining dilution assumptions; timeline for receipt of any required agreements, approvals or permits; sustaining costs and operating costs; interpretations and assumptions regarding joint venture and potential contract terms; closure costs and requirements; the expected additional material to be included in a future mine plan as a result of the Layback Agreement; terms of and ability to reach a subsequent agreement with Fresnillo (as defined herein) to access the sulphide mineral resource at the Camino Rojo Project (as defined herein) and obtaining regulatory approvals related thereto; the planned exploration and development programs and expenditures; the estimation of mineral resources and mineral reserves; expectations on the potential extension of the expired mineral concessions with respect to the Cerro Quema Project (as defined herein); proposed exploration plans and expected results of exploration from each of the Cerro Quema Project and the Camino Rojo Project; Orla’s ability to obtain required mine licences, mine permits, required agreements with third parties and regulatory approvals required in connection with exploration plans and future mining and mineral processing operations, including but not limited to, necessary permitting required to implement expected future exploration plans; community and Ejido relations; availability of sufficient water for proposed operations; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; commodity prices and exchange rates; currency and interest rate fluctuations and the ability to secure the required capital to conduct planned exploration programs, studies and construction and Orla’s development, objectives and strategies. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved (or the negative of any of these terms and similar expressions)) are not statements of fact and may be forward-looking statements.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, if untrue, could cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by the Corporation at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause the Corporation’s actual financial results, performance, or achievements to be materially different from those expressed or implied herein. Some of the material factors or assumptions used to develop forward-looking statements include, without limitation, the future price of gold, anticipated costs and the Corporation’s ability to fund its programs, the Corporation’s ability to carry on exploration and development activities, the Corporation’s ability to secure and to meet obligations under property agreements, including the Layback Agreement, that all conditions of the Corporation’s credit facility will be met, the timing and results of drilling programs, the discovery of mineral resources and mineral reserves on the Corporation’s mineral properties, the obtaining of a subsequent agreement with Fresnillo to access the sulphide mineral resource at the Camino Rojo Project and develop the entire Camino Rojo Project mineral resources estimate, that political and legal developments will be consistent with current expectations, the timely receipt of required approvals and permits, including those approvals and permits required for successful project permitting, construction and operation of projects, the costs of operating and exploration expenditures, the Corporation’s ability to operate in a safe, efficient and effective manner, the Corporation’s ability to obtain financing as and when required and on reasonable terms and that the Corporation’s activities will be in accordance with the Corporation’s public statements and stated goals; that there will be no material adverse change or disruptions affecting the Corporation or its properties,

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others: (i) failure to obtain required regulatory and stock exchange approvals with respect to any Offering; (ii) risks related to uncertainties inherent in the preparation of feasibility studies, including but not limited to, assumptions underlying the production estimates not being realized, changes to the cost of production, variations in quantity of mineralized material, grade or recovery rates, geotechnical or hydrogeological considerations during mining differing from what has been assumed, failure of plant, equipment or processes, changes to availability of power or the power rates, ability to maintain social license, changes to exchange, interest or tax rates, cost of labour, supplies, fuel and equipment rising, changes in project parameters, delays and costs inherent to consulting and accommodating rights of local communities; (iii) title risks; (iv) risks that the interpreted drill results may not accurately represent the actual continuity of geology or grade of the deposit, bulk density measurements may not be representative, interpreted and modelled metallurgical domains may not be representative, and metallurgical recoveries may not be representative; (v) access to additional capital; (vi) uncertainty and variations in the estimation of mineral resources and mineral reserves; (vii) delays in or failure to enter into a subsequent agreement with Fresnillo with respect to the sulphide mineral resource at the Camino Rojo Project and to obtain the necessary regulatory approvals related thereto; (viii) health, safety and environmental risks; (ix) success of exploration, development and operation activities; (x) risks relating to foreign operations and expropriation or nationalization of mining operations; (xi) delays in obtaining or the failure to obtain governmental permits, or non-compliance with permits; (xii) delays in getting access from surface rights owners; (xiii) uncertainty in estimates of production, capital and operating costs and potential production and cost overruns; (xiv) the impact of Panamanian or Mexican laws regarding foreign investment; (xv) the fluctuating price of gold and silver and exchange rates; (xvi) assessments by taxation authorities in multiple jurisdictions; (xvii) uncertainties related to titles to mineral properties; (xviii) the Corporation’s ability to identify, complete and successfully integrate acquisitions; (xix) volatility in the market price of the Corporation’s securities; (xx) risks relating to the effects of the novel coronavirus (“COVID-19”) on the Corporation and (xxi) risks associated with executing the Corporation’s objectives and strategies.

This list is not exhaustive of the factors that may affect any of the Corporation’s forward-looking statements. Although the Corporation believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. See the section entitled “Risk Factors” below, and in the section entitled “Risk Factors” in the Corporation’s annual information form dated as of March 23, 2020 for the financial year ended December 31, 2019 (the “Annual Information Form”), for additional risk factors that could cause results to differ materially from forward-looking statements.

Investors are cautioned not to put undue reliance on forward-looking statements. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are made as of the date of such documents only and, accordingly, are subject to change after such date. The Corporation disclaims any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. Investors are urged to read the Corporation’s filings with Canadian securities regulatory agencies, which can be viewed online under the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the Corporation’s documents filed with, or furnished to, the SEC, which are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Orla Mining Ltd. at Suite 202, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, telephone (604) 564-1852, and are also available electronically through SEDAR at www.sedar.com. Documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov. The filings of the Corporation through SEDAR and through EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)         the Annual Information Form, for the year ended December 31, 2019, dated March 23, 2020;

(b)         the audited consolidated annual financial statements of the Corporation as at, and for the years ended December 31, 2019 and 2018, together with the independent registered public accounting firm’s report thereon and the notes thereto (the “Annual Financial Statements”);

(c)          the management’s discussion and analysis (“MD&A”) for the year ended December 31, 2019;

(d)         the unaudited condensed interim consolidated financial statements of the Corporation as at, and for the three and nine months ended September 30, 2020 and 2019, together with the notes thereto (the “Interim Financial Statements”);

(e)          the MD&A for the three and nine months ended September 30, 2020;

(f)           material change report of the Corporation dated March 25, 2020 relating to the non-binding letter agreement with Fresnillo plc (“Fresnillo”) as to the commercial terms upon which the Corporation would obtain the right to expand the Camino Rojo Project oxide pit onto part of Fresnillo’s mineral concession located immediately to the north of the Camino Rojo Project under a definitive layback agreement (the “Layback Agreement”);

(g)          material change report of the Corporation dated April 6, 2020 relating to the closing of the 2020 Bought Deal Financing (as defined herein);

(h)         material change report of the Corporation dated December 29, 2020 relating to the listing of the Common Shares on the NYSE American;

(i)             material change report of the Corporation dated December 31, 2020 relating to the completion of the Layback Agreement;

(j)            material change report of the Corporation dated January 21, 2021 relating to the results of the updated feasibility study (“Feasibility Study”) and mineral reserve estimate on the Camino Rojo Project; and

(k)         the management information circular of the Corporation dated April 2, 2020 prepared in connection with the annual and special meeting of shareholders of the Corporation held on May 13, 2020.

Any document of the type referred to item 11.1 of Form 44-101F1 Short Form Prospectus under National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Corporation with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR, which can be accessed at www.sedar.com.

In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F (or any respective successor form) filed with the SEC subsequent to the date of this Prospectus, such document shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report). In addition, any other report on Form 6-K and the exhibits thereto filed or furnished by the Corporation with the SEC under the Exchange Act from the date of this Prospectus shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part, but only if and to the extent expressly so provided in any such report. The Corporation’s current reports on Form 6-K and annual reports on Form 40-F are available on EDGAR at www.sec.gov.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

When the Corporation files a new annual information form, audited consolidated financial statements and related MD&A and, where required, they are accepted by the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related MD&A and all unaudited interim condensed consolidated financial statements and related MD&A for such periods, all material change reports and any business acquisition report filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited interim condensed consolidated financial statements and related MD&A being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim condensed consolidated financial statements and related MD&A filed prior to the filing of the new unaudited interim condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a management information circular in connection with an annual meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual meeting (unless such management information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of any Offering of Securities will be delivered to purchasers of Securities together with this Prospectus, except in cases where an exemption from such delivery requirements is available, and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the Offering to which that Prospectus Supplement pertains.

TECHNICAL INFORMATION

If, after the date of this Prospectus, the Corporation is required by Section 4.2 of NI 43-101 to file a technical report to support scientific or technical information that relates to a mineral project on a property that is material to the Corporation, the Corporation will file such technical report in accordance with Section 4.2(5)(a)(i) of NI 43-101 as if the words “short form prospectus” refer to a “shelf prospectus supplement”.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) powers of attorney from certain of the Corporation’s directors and officers (included on the signature page to the Registration Statement); (3) the consent of Davidson & Company LLP; (4) the consent of the “qualified persons” referred to in this Prospectus under “Interest of Experts”; (5) the consent of Canadian counsel, Cassels Brock & Blackwell LLP; and (6) the form of debt indenture. A copy of the form of warrant agreement, subscription receipt agreement, or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

THE CORPORATION

Orla is a Canadian company listed on the TSX and the NYSE American. Orla’s corporate strategy is to acquire, develop and operate mineral properties where Orla’s expertise can substantially increase shareholder value. The Corporation has two material gold projects with near-term production potential based on open pit mining and heap leaching — the Camino Rojo project located in Zacatecas State, Mexico (the “Camino Rojo Project”) and the Cerro Quema project located in Los Santos Province, Panama (the “Cerro Quema Project”).

The Camino Rojo Project is a 100% owned advanced gold oxide heap leach project which leverages management’s and the Corporation’s board of directors’ (the “Board”) extensive exploration, development, and operating experience in Mexico. The Camino Rojo Project covers over 163,000 hectares. Access and infrastructure are excellent with a paved highway and powerline nearby. Current mineral resource and mineral reserve estimations and operating plan is included in a technical report prepared in accordance with the disclosure standards of NI 43-101 on the Camino Rojo Project titled “Unconstrained Feasibility Study, NI 43-101 Technical Report on the Camino Rojo Gold Project Municipality of Mazapil, Zacatecas, Mexico” dated effective January 11, 2021 (the “Camino Rojo Report”). The Camino Rojo Report is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. See “Camino Rojo Project”.

The Cerro Quema Project includes mineralized zones with the potential to support a near-term oxide gold production scenario and various exploration targets. The Cerro Quema Project concession covers 14,800 hectares and has paved road access, supportive local communities, and private land ownership. The Cerro Quema Project is currently in the permitting process for a proposed open pit mine and gold heap leach operation. Please refer to the technical report prepared in accordance with the disclosure standards of NI 43-101 on the Cerro Quema Project titled “Cerro Quema Project — Pre-Feasibility Study on the La Pava and Quemita Oxide Gold Deposits” dated August 15, 2014 with an effective date of June 30, 2014 (the “Cerro Quema Report”), which is available under the Corporation’s profile on SEDAR.

Recent Developments

COVID-19 Global Health Emergency

The global outbreak of COVID-19 in 2020-2021 has had a significant impact on businesses through restrictions put in place by governments around the world, including the jurisdictions in which the Corporation conducts its business. Orla’s activities have been restricted by government orders related to, among others, travel, business operations, and stay-at-home orders.

The Corporation has implemented strict COVID-19 protocols, including rigorous screening and testing programs at the site operations. Orla continues to maintain robust organization-wide COVID-19 prevention protocols to support the health of its employees and local communities. Orla is closely monitoring the potential impacts from the pandemic on areas including equipment delivery and logistics, construction costs and schedule, as well as community and government relations.

As of the date of this Prospectus, it is not possible to determine the extent of the impact that this global health emergency will have on Orla’s activities as the impacts will depend on future developments which themselves are highly uncertain and cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease, its extent and intensity, the duration of the outbreak, and possible government, societal, and individual responses to the situation. See risk factor entitled “Our activities may be adversely affected by natural disasters, terrorist acts, health crises and other disruptions and dislocations, including by the COVID-19 pandemic, whether those effects are local, nationwide or global”.

Change in Auditor

The Corporation delivered a change of auditor notice dated March 25, 2020 in connection with the change in auditor from Davidson & Company LLP, Chartered Professional Accountants to Ernst & Young LLP, Chartered Professional Accountants. Ernst & Young LLP has confirmed that they are independent with respect to the Corporation within the meaning of the CPA Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

2020 Bought Deal Financing

On April 3, 2020, the Corporation closed a bought deal financing with a syndicate of underwriters led by Stifel Nicolaus Canada Inc. and including Desjardin Securities Inc., Paradigm Capital Inc. and Cormark Securities Inc (the “2020 Bought Deal Financing”). Pursuant to the 2020 Bought Deal Financing, a total of 36,600,000 Common Shares were sold at a price of C$2.05 per Common Share for aggregate gross proceeds to the Corporation of C$75,030,000.

Appointment of Chief Operating Officer

On April 16, 2020, the Corporation appointed Andrew Cormier as Chief Operating Officer. Mr. Cormier succeeded Mr. Hans Smit, who retired in December 2019 as Chief Operating Officer.

Receipt of Environmental Permit

On August 13, 2020, the Corporation announced that the Mexican Federal Environmental Department had granted approval of the Corporation’s environmental impact statement (“EIS”) required for the development of the Camino Rojo Project. The approval of the EIS is conditional upon Orla meeting certain customary conditions and standard requirements. As a result of the approval of the EIS, the Corporation now has the two principal permits necessary for commencement of construction activities at Camino Rojo.

Project Finance Facility Drawdown

On November 2, 2020, the Corporation announced that it had completed the second tranche drawdown of US$50 million under its US$125 million project finance facility (the “Credit Facility”). As of November 2, 2020, US$75 million had been drawn down under the Credit Facility.

Appointment of Director

On December 4, 2020, the Corporation appointed Eric Colby to the Board, as nominated by Newmont Corporation (“Newmont”). In connection with Orla’s purchase of the Camino Rojo Project on November 7, 2017, Newmont was granted the right to appoint one nominee to the Board for so long as Newmont maintains a 10% interest or greater in the Corporation. As of March 11, 2021, Newmont owns approximately 17% of the issued and outstanding Common Shares.

NYSE American Listing

On December 18, 2020, the Common Shares were authorized for listing on the NYSE American under the symbol “ORLA”. The Common Shares commences trading on the NYSE American on December 22, 2020.

Layback Agreement

On December 21, 2020, Orla announced it had completed the Layback Agreement with Fresnillo following the previously announced non-binding letter agreement between Orla and Fresnillo dated March 23, 2020, which remained subject to approval from the Federal Competition Commission (Comisión Federal de Competencia Económica or “COFECE”). On February 26, 2021, Orla announced that approval of the Layback Agreement from COFECE had been obtained and that the Layback Agreement had come into effect.

The Layback Agreement will allow Orla to expand the Camino Rojo Project oxide pit onto part of Fresnillo’s mineral concession located immediately north of Orla’s property. Orla will have access to oxide and transitional heap leachable mineral resources on Orla’s property below the open pit outlined in the 2019 Technical Report (as defined herein). In addition, the Layback Agreement will provide Orla with the right to mine from Fresnillo’s mineral concession, and recover for Orla’s account, all oxide and transitional material amenable to heap leaching that is within an expanded open pit.

Pursuant to the terms of the Layback Agreement, Orla will pay Fresnillo a total cash consideration of US$62.8 million through a staged payment schedule:

•                  US$25 million due upon receipt of COFECE approval, which such amount was paid to Fresnillo following the receipt of approval of the Layback Agreement from COFECE;

•                  US$15 million due no later than (i) twelve (12) months following the commencement of commercial production at Camino Rojo Project or (ii) December 1, 2022, whichever is earlier; and

•                  US$22.8 million due no later than (i) twenty-four (24) months following the commencement of commercial production at Camino Rojo Project or (ii) December 1, 2023, whichever is earlier.

The amounts for the remaining payments shall bear an interest of 5% per annum until the date of payment.

The Layback Agreement will not preclude or restrict Fresnillo from participating in any future development of the sulphide mineral resource at the Camino Rojo Project.

Updated Feasibility Study

On January 11, 2021, the Corporation announced the results of an updated Feasibility Study and mineral reserve estimate on the Camino Rojo Project. The updated Feasibility Study, as set out in the Camino Rojo Report, highlighted a 54% increase in contained gold mineral reserves and a 3.5-year extension to the mine life of the Camino Rojo Project, which is currently under construction. The estimated after-tax net present value (5% discount rate) of the Camino Rojo Project is now US$452 million with an after-tax internal rate of return of 62% at a gold price of US$1,600 per ounce. The updated Feasibility Study reflects some of the benefits resulting from the pit expansion made possible through the completion of the Layback Agreement. On February 26, 2021, Orla announced that approval of the Layback Agreement from the COFECE had been obtained and that the Layback Agreement had come into effect.

On February 9, 2021, the Corporation filed the Camino Rojo Report on SEDAR and EDGAR. See “Camino Rojo Project” below.

Previous Disclosure of Use of Proceeds

Update as to Use of Proceeds

On April 3, 2020, the Corporation completed the 2020 Bought Deal Financing. A total of 36,600,000 Common Shares were sold at a price of C$2.05 per Common Share for aggregate gross proceeds to the Corporation of C$75,030,000. The Corporation incurred issuance costs of approximately C$2,860,000.

As detailed in the table below comparing the approximate use of proceeds from the 2020 Bought Deal Financing and the actual amounts spent as of September 30, 2020, the Corporation has yet to spend the full amount allocated under its prospectus supplement dated March 30, 2020 to its base shelf prospectus dated March 11, 2019 (the “March 2020 Supplement”). The Corporation continues to expect to spend the full amounts allocated in accordance with the table below in upcoming financial periods.

To date, there have been no material variances to the Corporation’s anticipated use of proceeds as disclosed in March 2020 Supplement. Accordingly, there is no impact or change to the Corporation’s ability to achieve its business objectives and milestones as disclosed in the March 2020 supplement.

Use of Proceeds	Expected Use of Proceeds			Cash Spent April 3, 2020 to September 30, 2020		Less Cash Available to be spent as of April 3, 2020		Less Proceeds from Exercise of Stock Options and Warrants from April 3, 2020 to September 30, 2020		Actual Use of Proceeds from 2020 Bought Deal Financing as of September 30, 2020
Camino Rojo Project construction expenditures	C$	31,900,000		C$	35,990,000	C$	(20,550,000)		Nil	C$	15,440,000
Projected payments related to the Layback Agreement	C$	33,800,000	(1)		Nil		Nil		Nil		Nil
Working capital and general corporate purposes	C$	6,500,000		C$	6,182,000	C$	(404,000)	C$	(5,905,000)	C$	(127,000)
Total	C$	72,200,000		C$	42,172,000	C$	(20,954,000)	C$	(5,905,000)	C$	15,313,000

Note:

(1)                                 This relates solely to the initial US$25 million payment due to Fresnillo upon receipt of COFECE approval pursuant to the Layback Agreement, which such amount was paid to Fresnillo following the receipt of approval of the Layback Agreement from COFECE.

At Camino Rojo, the Corporation’s focus is the construction of the Camino Rojo Project. Proceeds from the Credit Facility have been used to fund the majority of the initial capital requirements for the construction of the Camino Rojo Project. As of November 30, 2020, the Corporation had drawn US$75 million of this Facility. An additional tranche of US$50 million is available to Orla upon meeting certain conditions precedent. The Corporation intends to draw on the balance of the Credit Facility as construction progresses.  The remainder of the construction capital will come from the proceeds of the 2020 Bought Deal Financing, being C$31.9 million.

An amount of approximately C$33.8 million (US$25 million) from the 2020 Bought Deal Financing has been allocated for the first payment related to the proposed Layback Agreement with Fresnillo. As of September 30, 2020, no amounts had been paid by the Corporation in respect of this agreement. On February 26, 2021, Orla announced that it had paid the initial US$25 million payment that was due to Fresnillo pursuant to the Layback Agreement upon receipt of approval of the Layback Agreement from COFECE.

An amount of approximately C$6.5 million from the 2020 Bought Deal Financing was allocated for working capital and corporate general and administrative purposes including, but not limited to, corporate head office personnel costs, public company costs, interest expense, and other general and administrative costs.

More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in the Annual Information Form and other documents incorporated by reference herein. See “Documents Incorporated by Reference”.

CAMINO ROJO PROJECT

The following disclosure relating to the Camino Rojo Project has been derived, in part, from the Camino Rojo Report. The Camino Rojo Report was prepared by Carl E. Defilippi, RM, SME of Kappes, Cassiday and Associates (“KCA”), Michael G. Hester, FAusIMM of Independent Mining Consultants, Inc. (“IMC”), Matthew D. Gray, Ph.D., C.P.G. of Resource Geosciences Incorporated (“RGI”) and John Ward, C.P.G. of John Ward, RG, Groundwater Consultant, LLC, each of whom is independent of the Corporation and a qualified person under NI 43-101. The Camino Rojo Report is available for review under the Corporation’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Project Description, Location and Access

The Camino Rojo Project is a gold-silver-lead-zinc deposit located in the Municipality of Mazapil, State of Zacatecas, Mexico near the village of San Tiburcio. The project lies 190 kilometres (“km”) northeast of the city of Zacatecas, 48 km south-southwest of the town of Concepción del Oro, Zacatecas, and 54 km south-southeast of Newmont’s Peñasquito mine. The Camino Rojo Project area is centered at approximately 244150E 2675900N UTM NAD27 Zone 14N.

Both Monterrey and Zacatecas have airports with regularly scheduled flights south to Mexico City or north to the USA. There are numerous gravel roads within the property linking the surrounding countryside with the two highways, Highways 54 and 62, which transect the property. In addition, there is a railway approximately 40 km east of San Tiburcio. There are very few locations within the property that are not readily accessible by four-wheel drive vehicles.

The Camino Rojo property consists of seven concessions held by Minera Camino Rojo S.A. de C.V. (“Minera Camino Rojo”), a subsidiary of Orla, covering in aggregate 163,129 ha, with one concession expiring in 2057 and the remaining seven expiring in 2058. As part of the requirements to maintain the concessions in good standing, bi-annual fees must be paid based upon a per-hectare escalating fee, work expenditures must be incurred in amounts determined on the basis of concession size and age, and applicable environmental regulations must be respected.

Pursuant to the agreement (the “Camino Agreement”) whereby Orla acquired the Camino Rojo Project from Goldcorp Inc. (“Goldcorp”, which was subsequently acquired and is wholly-owned by Newmont), Goldcorp was granted a 2% net smelter returns (“NSR”) royalty on all metal production from the Camino Rojo Project, except for metals produced under the sulphide joint venture option stipulated in the Camino Agreement. On October 29, 2020, this 2% NSR royalty that pertains to oxide material was acquired by Maverix Metals Inc. (“Maverix”). A 0.5% royalty is also payable to the Mexican government as an extraordinary mining duty, mandated by federal law, and applies to precious metal production from all mining concessions, regardless of owner or other royalty encumbrances. A special mining duty of 7.5% is also payable to the Mexican government on income derived from mineral production.

Orla is the operator of the Camino Rojo Project and has full rights to explore, evaluate, and exploit the property. If a sulphide project is defined through a positive pre-feasibility study outlining one of the development scenarios A or B below, Newmont may, at its option, enter into a joint venture for the purpose of future exploration, advancement, construction, and exploitation of the sulphide project.

•                  Scenario A: A sulphide project where material from the Camino Rojo Project is processed using the existing infrastructure of the Peñasquito mine, mill and concentrator facilities. In such circumstances, the sulphide project would be operated by Newmont, who would earn a 70% interest in the sulphide project, with Orla owning 30%.

•                  Scenario B: A standalone sulphide project with a mine plan containing at least 500 million tonnes of proven and probable mineral reserves using standalone facilities not associated with the Peñasquito mine. Under this scenario, the sulphide project would be operated by Newmont, who would earn a 60% interest in the sulphide project, with Orla owning 40%.

Following exercise of its option, if Newmont elects to sell its portion of the sulphide project, in whole or in part, then Orla would retain a right of first refusal on the sale of the sulphide project.

On December 21, 2020, Orla announced that it had entered into the Layback Agreement with Fresnillo, granting Orla the right to expand the Camino Rojo oxide pit onto 21.8 ha of Fresnillo’s 782 ha “Guachichil D1” mineral concessions, Title 245418, located immediately to the north of Orla’s property. For details on the Layback Agreement, see “The Corporation — Recent Developments — Layback Agreement”. The Layback Agreement is only with respect to the portion of the heap leach material included in the mineral reserve. As such, any potential development of the Camino Rojo Project that includes an open pit encompassing the entire mineral resource estimate would be dependent on an additional agreement with Fresnillo (or any potential subsequent owner of the mineral titles).

Surface rights in the project area are owned by several Ejidos, which are federally defined agrarian communities and private landowners. The land overlying the mineral resource at the Camino Rojo Project is controlled by Orla pursuant to an agreement with the San Tiburcio Ejido, comprised of 400 voting members who collectively control 37,154 hectares (“ha”). Exploration work at the Camino Rojo Project has been carried out under the terms of surface access agreements negotiated with the San Tiburcio Ejido and two neighbouring Ejidos.

Camino Rojo SA de CV (then, a Goldcorp subsidiary) executed two agreements that are still current with the San Tiburcio Ejido that cover the Camino Rojo deposit. Camino Rojo SA de CV subsequently passed the rights and obligations of these agreements to Minera Peñasquito SA de CV (then, a Goldcorp subsidiary), who subsequently transferred the rights and obligations to Minera Camino Rojo. Another agreement to cover surface access for exploration was signed in 2018.

The three agreements currently in effect with Ejido San Tiburcio are:

•                  Previous to Expropriation Occupation Agreement (“COPE”), executed on February 26, 2013 by and between Camino Rojo SA de CV, in its position of “occupant”, and Ejido San Tiburcio, as the owner, with regards to a surface of 2,497.30 ha. The rights and obligations of this agreement were passed to Minera Camino Rojo and the agreement stipulates that the Ejido expressly and voluntarily accepts the expropriation of Ejido lands by Minera Camino Rojo, in effect converting the Ejido land to fee simple private land titled to Minera Camino Rojo. In the event that the federal agency responsible for the expropriation process, the Secretario de Desarollo Agrario Territorial y Urbano, denies the petition to cede the Ejido lands to Minera Camino Rojo, the agreement automatically converts to a 30-year temporary occupation agreement. Payment in full was made at the date of signing and no further payments are due. This agreement is valid and expires in 2043 and covers the area of the mineral resource discussed in the Camino Rojo Report.

•                  Temporary Occupation Agreement (“COT”), executed on October 30, 2018 by and between Minera Camino Rojo, in its position of occupant, and Ejido San Tiburcio, as owner, with regards to a surface of 5,850 ha (the “TOA”). This agreement allows Minera Camino Rojo to explore 5,850 ha of Ejido lands over a 5-year period. Payments of $10,000,000 Pesos on signing, $5,000,000 Pesos on December 15, 2019, $5,000,000 Pesos on December 15, 2020, and $5,000,000 Pesos on December 15, 2021 are required to maintain the agreement in force. As of the date of the Camino Rojo Report, Minera Camino Rojo had made all required payments up to the date of the Camino Rojo Report and was current on all required payments and the agreement was in good standing.

•                  Collaboration and Social Responsibility Agreement (“CSRA”), executed on February 26, 2013 by and between Camino Rojo SA de CV, in its position of “collaborator”, and Ejido San Tiburcio, as “beneficiary”, with regards to certain social contributions to be provided in favour of this last CSRA. The rights and obligations of this agreement were passed to Minera Camino Rojo and the agreement stipulates that Minera Camino Rojo will contribute $10,000,000 Pesos annually to the Ejido to be used to promote and execute diverse social and economic development programs to benefit the Ejido. Additionally, at its discretion, Minera Camino Rojo will provide support for adult education, career training, business development assistance, and cultural programs, and scholastic scholarships. The agreement expires when exploration or exploitation activities at the Camino Rojo Project end. Annual payments are due on the 29th of June each year. As of the date of the Camino Rojo Report, Minera Camino Rojo had made all required payments up to the date of the Camino Rojo Report, thus this agreement was valid and in effect until mine closure or project cancellation.

Minera Camino Rojo executed a surface agreement with Ejido El Berrendo on March 4, 2019, which expires on February 24, 2024. None of the mineral resources or mineral reserves discussed in the Camino Rojo Report, nor proposed infrastructure, is located on Ejido El Berrendo land. This COT allows Minera Camino Rojo to conduct exploration activities on 2,631 ha. This COT requires annual payments of $2,284,787 Pesos to keep the agreement in good standing. As of the date of the Camino Rojo Report, Minera Camino Rojo had made all required payments up to the date of the Camino Rojo Report and was current on all required payments and the agreement was in good standing.

Fresnillo controls surface rights needed for exploration and mining on the Guachichil D1 mineral concession. Pursuant to the Layback Agreement, 27.5 ha of surface rights controlled by Fresnillo will be acquired by Minera Camino Rojo to mine on a portion of the Guachichil D1 mineral concession that covers the area outside of the Orla concession required for the Project as defined in the Camino Rojo Report.

No environmental liabilities are apparent on the Camino Rojo Project property. Prior to Orla’s development of the Camino Rojo Project, the property did not contain active or historic mines or prospects, and there were no pre-existing plant facilities nor tailings piles present within the project area. All exploration work has been carried out by Minera Camino Rojo and prior operators in accordance with Mexican environmental standards and regulations. Conditional upon continued compliance, permits for normal exploration activities are expected to be readily attainable.

The Corporation submitted MIA (as defined herein) and CUS (as defined herein) permit applications to SEMARNAT (as defined herein) on August 29, 2019 and August 30, 2019, respectively, for the construction and operation of an open pit mine as per the project described in the previous technical report for the Camino Rojo Project entitled “Feasibility Study, NI 43-101 Technical Report on the Camino Rojo Gold Project Municipality of Mazapil, Zacatecas, Mexico” dated effective June 25, 2019 (the “2019 Technical Report”). Federal environmental authorities approved the CUS permit in December 2019, Minera Camino Rojo made the requisite payment to the National Forestry Commission on January 23, 2020 and Minera Camino Rojo received the CUS permit on February 6, 2020, allowing mine development and operation affecting 816.25 ha. The project as described in the Camino Rojo Report will require an additional CUS permit to allow for additional surface disturbances related to development of a pit layback onto lands not considered in the August 2019 CUS permit application. The additional CUS permit is expected to require 3 months for preparation of the application, and an additional 6 months for review and issuance of resolution by SEMARNAT.

With respect to the MIA, Minera Camino Rojo received the MIA permit on August 11, 2020, authorizing mine construction and operation of the project described in the 2019 Technical Report. The project described in the Camino Rojo Report, at the discretion of SEMARNAT, may require a modification of the MIA permit, or an additional MIA permit, to allow for additional production related to development of a pit layback onto lands not considered in the August 2019 permit application. Process methods and process infrastructure does not change. The MIA modification or additional MIA permit request is expected to require 3 months for preparation of the application, and an additional 6 months for review and issuance of resolution by SEMARNAT.

Federal regulations require staged postings of a bond or financial guarantee for the estimated cost of reclamation, proportional to the pending reclamation work created by the project in each development phase, as determined by a technical economic study. On November 11, 2020, Minera Camino Rojo submitted the required first stage reclamation bond of $89,451,775 Pesos (approximately US$4.5 million) which was accepted by the Federal Treasury, with formal notice given to the Procuraduria Federal de Proteccion al Ambiente on November 13, 2020. All MIA and CUS permit conditions have been satisfied, allowing for site activities to commence for the  Project described in the 2019 Technical Report.

Minera Camino Rojo received a municipal construction licence on December 4, 2020 from the Mazapil Municipality, authorizing construction of the mine and processing infrastructure as per the project described in the 2019 Technical Report. The project described in the Camino Rojo Report will require a modification to the municipal construction license to allow for additional earthworks related to development of a pit layback onto lands not considered in the August 2019 permit application.

Minera Camino Rojo currently has all major permits required for construction and operation of the Project described in the 2019 Technical Report. Certain permits, including authorization from the Secretaría de la Defensa Nacional to use and store explosives, cannot be obtained before facilities are built, and routine surface water management permits from Comisión Nacional del Agua, required for constructing surface drainage diversion works and road crossings, are in process.  Receipt of these permits is not expected to affect project timelines.  There are no impediments to construction, mining, and processing activities for the already authorized project while permit modifications for the project described above are in the application process. Minera Camino Rojo commenced the start of earthworks on November 26, 2020 and through January 2021, 230 ha had been cleared for construction activities with over 20,000 cubic metres of topsoil removed and stockpiled. A total of 3,703 plants were rescued as part of flora and fauna relocation, and as of January 2021, the 44 km, 34.5-kilovolt powerline is 49% complete. Equipment deliveries to site commenced in December 2020.

Approximately two-thirds of the mineral reserves described below are within the currently permitted mine plan. The remaining portion will require additional permits for an expanded pit. These permits are expected to be approved in a reasonable timeline. The authors of the Camino Rojo Report believe that the permitting risk for the Camino Rojo Project is low, similar to that of any mining project of similar scope in North America.

History

The mining concessions comprising the Camino Rojo property were originally staked to the benefit of Canplats de Mexico, SA de CV, a subsidiary of Canplats Resources Corporation (“Canplats”), in 2007. In 2010, Goldcorp acquired 100% of the concession rights from Canplats. Orla acquired the Camino Rojo Project from Goldcorp in 2017 and Goldcorp was acquired by Newmont in 2019.

The Camino Rojo gold-silver-lead-zinc deposit was discovered in mid-2007, approximately 45 km southwest of Concepción del Oro, and was originally entirely concealed beneath post-mineral cover in a broad, low relief alluvial valley adjacent to the western flank of the Sierra Madre Oriental. Mineralized road ballast, placed on a dirt road near San Tiburcio, Zacatecas, was traced to its source by geologists from La Cuesta International, working under contract to Canplats. A shallow pit excavated through a thin veneer of alluvium, located adjacent to a stock pond (“Represa”), was the discovery exposure of the deposit. Following a rapid program of surface pitting and trenching for geochemical samples, Canplats began concurrent programs of surface geophysics (resistivity and induced polarization “IP”) and reverse circulation (“RC”) drilling in late 2007, which continued into 2008.

The initial drilling was focused on a 450 metre (“m”) x 600 m gold in rock geochemical anomaly named the Represa zone. Core drilling began in 2008. The geophysical survey defined two principal areas of high chargeability: one centred on the Represa zone and another one km to the west named the Don Julio zone. Drilling demonstrated that the Represa and Don Julio zones are part of the same mineralized zone which crops out at Represa and plunges to the west. The elevated chargeability zones were interpreted as large volumes of sulphide mineralized rocks. Drilling by Canplats, and later drilling by Goldcorp, confirmed the presence of extensive sulphide mineralization at depth in the Represa zone, and much lower quantities of sulphide minerals at Don Julio.

By August of 2008, Canplats drilled a total of 92 RC, and 30 diamond-core holes, for a total of 23,988 and 16,044 m respectively, mainly focused in the Represa zone. The surface access and permission to continue drilling were cancelled in early August 2008, by the Ejido of San Tiburcio, Zacatecas. Nevertheless, in November 2008, Canplats published a mineral resource estimate for the Represa zone.

In October 2009, Canplats publicly released a preliminary economic assessment (“PEA”) on the project, which is historical in nature and is no longer current and should not be relied upon.

Canplats was acquired by Goldcorp in early 2010. Validation, infill, condemnation, and expansion drilling began in January 2011. By the end of 2015, a total of 279,788 m of new core drilling in 415 drill holes and 20,569 m of new RC drilling in 96 drill holes was completed in the Represa and Don Julio zones and immediate surroundings. An additional 31,286 m of shallow rotary air blast (“RAB”) -style, RC drilling in 306 drill holes was completed, with most of the RAB drilling testing other exploration targets within the concession. Airborne gravity, magnetic and transient electromagnetic (“TEM”) surveys were also carried out, the results of which are in the archives of Minera Camino Rojo. As of the end of 2015, a total of 295,832 m in 445 diamond core holes, 44,557 m in 188 RC drill holes, and 31,286 m of RAB drilling had been completed.

Minorex Consulting Ltd. prepared a mineral resource estimate for Canplats in 2009 that was publicly disclosed. However, since the effective date of the such mineral resource estimate, significant additional drillhole data has become available, rendering such mineral resource estimate obsolete. Thus, the Canplats mineral resource estimate are regarded as historical estimates only.

Mineral reserve and mineral resource tabulations for the Camino Rojo Project were publicly disclosed by Goldcorp as recently as June 2016. The methodology of Goldcorp’s mineral resource estimates have not been publicly disclosed and the authors of the Camino Rojo Report have not confirmed the validity of the estimates. Therefore, the Goldcorp estimates are regarded as historical estimates only and have since been replaced by the current mineral reserve and mineral resource estimates set out in the Camino Rojo Report, which are detailed below.

There has been no recorded mineral production from the Camino Rojo Project.

Geological Setting, Mineralization, and Deposit Types

Regional, Local and Property Geology

The Camino Rojo Project deposit is located beneath a broad pediment of Tertiary and Quaternary alluvium along the boundary between the Mesa Central physiographic province and the Sierra Madre Oriental fold and thrust belt near the pre-Laramide continental-margin. Oldest rocks are Triassic metamorphic continental rocks overlain by Early to Middle Jurassic red beds. Upper Jurassic to Upper Cretaceous marine facies rocks overlie the red beds at a disconformity and comprise a package of shelf carbonate rocks comprising the Zuloaga to Cuesta del Cura Formations and the basin-filling flysch sediments of the Indidura and Caracol Formations. The deposit lies within the southern extent of the northwest striking San Tiburcio fault zone.

On the Camino Rojo Project, a gold-silver-zinc-lead deposit lies concealed below shallow (<1 m to 3 m) alluvial cover in a large pediment along the southwest border of the Sierra Madre Oriental. Small water storage pits and trenches expose a portion of the oxide deposit in the discovery area known as Represa zone. The Late Cretaceous Caracol Formation is the primary mineralization host, and at depth, the upper Indidura Formation is a minor mineralization host along the Caracol contact. The gold-silver-lead-zinc deposit is situated above, and extends down into, a zone of feldspathic hornfels developed in the sedimentary strata, and variably mineralized dacitic dikes. The mineralized zones correspond to zones of sheeted sulfidic veins and veinlet networks, creating a bulk-mineable style of gold mineralization. Skarn mineralization has been encountered in the deeper portions of the system. The observed geologic and geochemical characteristics of the gold-silver-lead-zinc deposit at Camino Rojo are consistent with those of a distal oxidized gold skarn deposit. The metal suite and style of mineralization at Camino Rojo are similar to the intrusion-related deposits in the Caracol Formation and underlying carbonate rocks adjacent to the diatremes at the Peñasquito mine.

Mineralization styles in the region include polymetallic and copper-gold skarn and limestone manto (replacement) silverlead-zinc sulphide ores in the Concepción del Oro District, approximately 50 km north-northeast of the Camino Rojo Project, and gold-silver-lead-zinc mineralized igneous diatreme-breccia, and sulphide-sulosalt-carbonate veinlets and fracture filings in the Caracol Formation at Newmont’s Peñasquito mine.

Mineralized Zones

The Camino Rojo deposit comprises intrusive related, clastic sedimentary strata hosted polymetallic gold, silver, arsenic, zinc and lead mineralization.

Three stages of mineralization have been observed in the Camino Rojo deposit, and two types of high-grade mineralization:

•                  Stage 1 K-metasomatism (adularia?)-pyrite - K-metasomatism with disseminated pyrite replaced the mudstone, siltstone and fine-grained sandstones in the Caracol. Mineralization is typically low grade gold with 0.1-0.4 grams per tonne (“g/t”).

•                  Stage 2 Intermediate Sulphidation (“IS”) veins — IS veins with pyrite-arsenopyrite-sphalerite±galena, calcite and minor quartz. Moderate to high grade gold (0.4 to +4.0 g/t), high zinc grades (0.5 to >2.0% Zn) and high values of As, Pb and Ba, with variable Ag.

•                  IS Type 1 are pyrite-sphalerite-calcite veins with high values of Au-Zn-Ba, and low to moderate values of As, low Sb, and moderate to high Pb.

•                  IS Type 2 — IS veins with pyrite-arsenopyrite-quartz ±calcite and sphalerite-sulphosalts, high gold (up to 60 g/t), Ag, As, Sb.

•                  Stage 3 LS veins — colloform banded quartz veins, drusy-coxcomb quartz veins, and quartz-cemented, polymictic hydrothermal breccia with pyrite-galena-sulphosalts, adularia and electrum. Moderate to high gold grades (2.0 to 15.0 g/t) with high silver (100 to 500 g/t), and high As and Sb values, but variable to low Zn, Pb, and Ba values.

At hand specimen scale, mineralization is controlled by bedding and fractures. The sandy and silty beds of the turbidite sequences of the Caracol Formation are preferentially mineralized, with pyrite disseminations and semi-massive stringers hosted within them, presumably due to higher porosity and permeability relative to the enclosing shale beds. Basal layers of the turbiditic sandstone beds are often preferentially mineralized. Bedding discordant open space filling fractures and structurally controlled breccia zones host banded sulphide veins and sulphide matrix breccias. Some higher-grade vein and breccia zones are localized along the margins of dikes of intermediate composition. Mineralization has been observed in drill core over vertical intervals greater than 400 m, with mineralization occurring in a broad NE-SW trending elongate zone as much as 300 m wide and 700 m long.

Oxidation was observed to range from complete oxidation in the uppermost portions of the deposit, generally underlain or surrounded by a zone of mixed oxide and sulphide mineralization where oxidation is complete along fracture zones and within permeable strata, but lacking in the remainder of the rock, which then is generally underlain by a sulphide zone in which no oxidation is observed. Oxidation of the deposit is approximately 100%, generally extending from surface to depths of 100 m to 150 m and to depths of as much as 400 m along fracture zones. The underlying transitional zone of mixed oxide/sulphide extends over a vertical interval in excess of 100 m and is characterized by partial oxidation controlled by bedding and structures. The sandy layers of the turbiditic sequence are preferentially oxidized, creating a stratigraphically interlayered sequence of oxide and sulphide material at the centimetre (“cm”) scale, with oxidation along structures affecting all strata. The partial oxidation of the Caracol Formation preferentially oxidizes the mineralized strata thus incomplete oxidation in the transition zone may result in nearly complete oxidation of the gold bearing portion of the rock, thus the metallurgical characteristics of mixed oxide/sulphide may vary greatly, with some material exhibiting characteristics similar to oxide material.

The Camino Rojo Report concludes that the distribution of mineralization at Camino Rojo is controlled by both primary bedding and discordant structures. Pervasive, near surface oxidation extends to depths in excess of 100 m, and extends to greater depths along structurally controlled zones of fracturing and permeability.

Deposit Types

The observed geologic and geochemical characteristics of the gold-silver-lead-zinc deposit at Camino Rojo are consistent with those of a distal oxidized gold skarn deposit. The near surface portion of the Camino Rojo deposit has characteristics consistent with those of the distal skarn zone, transitional to epithermal mineralization, and overlies garnet bearing skarn mineralization encountered in the deeper portions of the system. Skarn deposits often exhibit predictable patterns of mineral zoning and metal zoning. Application of skarn zoning models to exploration allows for inferences about the possible lateral and depth extents of the mineralized system at the Camino Rojo deposit and can be used to guide further exploration drill programs.

Exploration

The Camino Rojo Report summarizes exploration efforts by Orla through to January 11, 2021.

Orla has conducted reconnaissance geological evaluations of portions of its mining concessions. Exploration activities completed included: geologic mapping; rock chip and soil geochemical sampling; and IP geophysical surveys. As of the effective date of the Camino Rojo Report, 695.2 line-km of IP surveys had been completed in four separate grids over the known area of mineralization, over the proposed area of infrastructure development, and to the west and south of the resource area, and over five separate grids in the Camino Rojo 5 concession. All grids were designed with 400 m line separation and stations every 100 m. Dipole spacing was selected to search for features at depths greater than 100 to 200 m. Chargeability anomalies with some similarities to the Camino Rojo deposit were identified. Three anomalies in the vicinity of the Represa zone were drill tested by nineteen RC holes totalling 5,662.5 m. No significant mineralization was encountered. Five separate IP grids in the Camino 5 claim defined several chargeability anomalies with some similarities to the Camino Rojo Project. As of the date of the Camino Rojo Report, one of the chargeability anomalies at the Las Miserias target has been drill tested by seven RC drillholes totaling 2,096.5 m. No significant mineralization was encountered.

A small orientation soil survey was conducted over the resource area and 66 soil samples were collected. Results from the survey indicate the geochemical “halo” over the deposit is tightly restricted to sub/outcrop. Anomalous gold (>0.2 g/t) is most closely associated with elevated arsenic (>100 parts per million (“ppm”)) and zinc (>300 ppm). More than 1,500 rock chip samples have been collected from throughout the mining concessions comprising the project. No significant rock chip gold anomalies were identified, but low-level anomalies were detected in the Las Miserias area, associated with a silicified breccia and a chargeability anomaly.

Regional exploration continues to field check interpreted targets, consisting of coincident historical geochemical, airborne geophysical and satellite imagery anomalies. Ten areas of alteration of sedimentary strata have been identified, and although no significant geochemical results have been returned from them to date, they are considered of interest as possible distal alteration zones to mineralized areas.

As of the date of the Camino Rojo Report, Orla has a planned exploration program including:

•                  2,500 m of core drilling to confirm mineralization on the Fresnillo property that is subject to the Layback Agreement;

•                  a directional diamond drilling program to test the sulfide zone, over the down plunge extension of the Camino Rojo deposit; and

•                  continuation of the regional exploration program to discover satellite deposits near the Camino Rojo deposit, including 7,500-metres of RAB reconnaissance drilling to test areas where bedrock is covered by soil and colluvium. The results from the RAB drilling, in combination with 200 line km of planned IP surveys, will define property exploration targets.

Drilling

The drillhole database used for the Feasibility Study contains 911 drillholes and 370,566 m of drilling. During 2007 and 2008 Canplats drilled 121 holes for 39,831 m of drilling, about 11% of the drilling by metres. This was 92 RC holes and 29 core holes. Between 2011 and 2015 Goldcorp drilled 779 holes for 328,587 m of drilling. These were 95 RC holes, 306 RAB holes, and 378 core holes. The 2015 holes and some of the late 2014 holes were drilled for geotechnical investigations. Orla drilling included in the mineral resource estimate was conducted during 2018 and consisted of 6 RC holes for 803 m of drilling and 5 core holes for 1,345 m of drilling, totalling 11 holes and 2,148 m of drilling. There was limited non-resource drilling completed by Orla in 2018, 2019 and 2020.

The Camino Rojo Report concludes that the drilling and sampling procedures for the Camino Rojo drill samples are reasonable and adequate and there do not appear to be any drilling, sampling or recovery factors which would materially impact the accuracy and reliability of the results that are included in the database used for the mineral resource estimate or the mineral reserve estimate.

Analytical work comparing various drilling campaigns and drilling types indicates potential down hole contamination in some of the wet Canplats RC drilling. The suspect sample intervals were not used for the resource modeling for the Camino Rojo Report. This impacted about 2,100 m, or about 5%, of the Canplats drilling.

In addition to the 11 holes drilled by Orla used in the mineral resource model database, through the effective date of the Camino Rojo Report, Orla completed geotechnical, metallurgical, condemnation, regional exploration, sulphide zone exploration and water exploration and development drilling totalling 21,796.02 m, as summarized in the table below.

Non-Resource Drilling Completed by Orla, 2018, 2019 and 2020

Purpose	Drillhole Type	Total Number of Holes	Total m
Clay Exploration	DDH	5	56.00
Condemnation	RC	7	1,767.85
Geotech Infrastructure Substrate	DDH	19	323.35
Geotech/Condemnation	DDH	4	642.00
Metallurgy	DDH	14	2,288.50
Infill/Sulphide Zone	DDH	3	1,959.70
Regional Exploration	RC	26	7,759.00
Monitoring Wells	RC/rotary	11	916.51
Water Exploration	RC	16	5,340.51
Water Production	RC/rotary	2	715.60
	Total	107	21,769.02

The clay exploration drilling indicated that clay required for leach pad and pond construction is present, but was not able to confirm adequate amounts. The condemnation holes verified that the proposed sites for project infrastructure will not impede development of mineral resources. The geotechnical holes provided the information necessary to determine pit slope stabilities and design criteria for the process plant, leach pad, waste dumps, and ponds, and confirmed that the proposed locations for each are suitable. Metallurgical drillholes provided material for testing. The water exploration, monitoring, and development drilling provided information needed for hydrologic modeling and indicated that wells at the project site can provide an adequate water supply to the Camino Rojo Project.

Sampling, Analysis, and Data Verification

Sampling and analysis were supervised by the geological staff of Canplats for 2007 and 2008 drilling and by Goldcorp for 2011 through 2014 drilling and by Orla for 2018 drilling.

After collection in the field, the Canplats core and RC samples were transported by truck to a secure warehouse in San Tiburcio, a distance of about 5 km. After each drill core sample was split in half by sawing and bagged, the sample bags were tied shut with non-slip plastic ties. The sample bags were then moved to a locked storage area in the core logging and storage facility controlled by the company geologists. Prior to shipping, several sample bags were placed into large woven nylon ‘rice’ bags, their contents were marked on each bag, and each bag was securely sealed. The sample bags were delivered directly to the ALS Chemex assay laboratory in Guadalajara, Jalisco State, Mexico by company personnel.

During the Goldcorp tenure, samples were transported from the field to a secure warehouse and logging area in San Tiburcio, usually twice a day, morning and late afternoon. Sealed individual sample bags of sawn core were loaded into numbered rice sacks which were tied closed and placed in the secure storage building each afternoon. Once or twice a week the sealed sacks were loaded into a delivery truck operated under contract to ALS Chemex and delivered to the preparation labs.

Orla took possession of the Goldcorp facility in San Tiburcio. As of the date of the Camino Rojo Report, the core, many of the assay pulps, and the RC chip trays are stored at this facility. The facility is walled with locked gates. During the 2018 drill campaign, at the end of each drill shift, Orla personnel moved RC cutting samples and drill core to this facility. Samples for assay were packaged in shipping sacks and delivered directly to the ALS Chemex sample preparation facility in Zacatecas.

ALS Chemex was the primary assay laboratory used for the routine assaying of surface and drill samples for the Canplats, Goldcorp and Orla drilling/sampling programs. All the assays were done at the ALS Chemex laboratory in North Vancouver, British Columbia, certified under ISO 9001: 2000, and 2008, and accredited under ISO 17025:2005.

The Canplats samples were prepared for assaying at the ALS Chemex sample preparation laboratory in Guadalajara, Mexico. Most of the Goldcorp samples were prepared at the ALS Chemex sample preparation laboratory in Zacatecas, Mexico. However, during 2013 and 2014 samples were also sent to the ALS Chemex Chihuahua facility and the ALS Chemex Guadalajara preparation lab as well as Zacatecas facility. Orla samples were prepared at the ALS Chemex facility in Zacatecas.

Upon receipt at the sample preparation labs the samples were dried, crushed in their entirety to >70% passing a two millimetre (“mm”) screen. The crushed material was riffle split to extract an approximate 250-gram sub-sample that was pulverized to >85% passing 75 microns in a disc pulverizer. This sample preparation procedure is the standard ALS Chemex “PREP-31” procedure. Each of the 250-gram pulps were riffle split into two sealed paper sample envelopes, with one split air-shipped to the ALS Chemex assay facility in North Vancouver. The second split was returned to the property for storage. The same sample preparation procedure was used for core and RC chips. ALS Chemex is independent of each of Canplats, Goldcorp and Orla.

The core and RC samples collected by Canplats, Goldcorp and Orla, as well as the surface pit and trench samples collected by Canplats, were assayed with the same analytical methods and at the same laboratory, the ALS Chemex facility in North Vancouver, British Columbia. For gold, all were assayed using the Au-AA23 30-gram fire assay fusion, with Atomic Absorption finish. A total of 33 other elements were determined four-acid sample digestion followed by Inductively Coupled Plasma Atomic Emission Spectrometry (“ICP-AES”). This is ALS Chemex method code ME-ICP61. Over-limits for gold were automatically re-assayed with 30-gram fire assay fusion with gravimetric finish (method code Au-GRA21). Overlimits for silver, copper, zinc, and lead were automatically performed by four acid digestion of the sample followed by analysis by ICP-AES. This is ALS Chemex method code ME-OG62 for material grade samples. RAB-style RC samples from 2011 to 2014 were analyzed at ALS Chemex using method code ME-MS61m, which employs the same four-acid digestion, and a combination of ICP-AES, mass-spectrometry, and cold-vapour atomic absorption to determine 48 elements plus mercury. Most of the RAB holes are peripheral to the main deposit area.

The Canplats quality assurance/quality control (“QA/QC”) program was based on the insertion of control samples at a target rate of 5% to the assay laboratory. A quality control sample was to be inserted randomly within every 20 consecutive samples, alternating between standard, blank or duplicate samples. The standard and blank samples were inserted into the sample sequence as the sample shipment was being readied. Duplicate samples were inserted into the sample sequence at the time of collection. The final, compiled database for 2007 and 2008 drilling included 2,165 blanks and standards, and 1,078 field duplicates. However, relatively few of the Canplats QA/QC samples (about three holes) are included in the current Camino Rojo database. IMC believes the Canplats drilling is adequately verified by the Goldcorp drilling results. Based on 5m composite there are 673 Canplats composites in 51 different holes that also have Goldcorp composites within 10m. The distributions of the gold values are comparable.

Goldcorp’s QA/QC program included the use of blanks, standards and field duplicates for all drilling to monitor potential sample numbering issues and contamination during sample preparation, as well as analytical accuracy and precision. The control sample insertion rate was originally targeted at 7%, and Goldcorp personnel inserted all QA/QC samples during sample collection, prior to placing the samples in the storage area for shipment to the laboratory. A blank was inserted every 25 samples. Standards were inserted every 50 samples usually immediately following the blanks. Field duplicates were inserted every 100th sample. A total of 10,583 control samples were inserted in 2011 through 2013, for a realized control insertion rate of just below 8%.

A comprehensive compilation and review of Goldcorp’s QA/QC program determined that while adequate, the program had several aspects that could be significantly improved through a few simple and easy to implement changes including: (i) at 8% the overall insertion rate was considered low and that a higher proportion of QA/QC samples, distributed more evenly, were needed; (ii) over significant periods of time only a single standard had been used and that several standards should be used on a rotation basis; and (iii) the ¼ core duplicate could not assess variability in the regular samples properly and that the full second half of core should be used instead. Early in 2014 a new QA/QC protocol was adopted where a QA/QC material would be inserted every 10th sample for an improved insertion rate of 10%. Three standards were used in a rotation, alternating with blanks and duplicates such that every 80 samples two blanks, two ½ core duplicates and 4 standards were inserted into the sample sequence.

The Goldcorp QA/QC samples were included in the database provided to IMC.

Orla’s QA/QC program included training of project geologists and drillers on proper sampling methods at the drill rig, field visits by the responsible Qualified Person, systematic insertion into the sample stream and assay of blank samples, standards, and duplicate samples. During the 2018 drill program, project geologists inserted blank samples into the sample stream at an interval of one blank sample every 50 samples on regular intervals. A total of 29 blanks were inserted into the sample stream and 19 of the blanks were preceded by a sample containing detectable gold. The blank sample that was immediately preceded by the highest-grade drill sample, 5.57 ppm, yielded the highest measured gold concentration of 0.16 ppm. If it is assumed that the blank samples truly are “blank” and do not contain gold above the 0.005 ppm detection limit, then these data are consistent with a slight and immaterial amount of contamination during sample preparation. Standards were inserted into the sample stream every 50 samples. Five different standards of different gold grades were used. A comparison of standard assay results from ALS Chemex to the certified assay means for the standards indicates that the assays obtained during the 2018 drilling program are reliable. Field duplicates were inserted into the sample stream at a ratio of one duplicate every 50 samples. Field duplicates were submitted blind to the laboratory, i.e. the lab could not distinguish which samples were field duplicates. A total of 31 field duplicates were analysed. The field duplicates show high variation compared to originals for both Au and Ag and 10% of rig split duplicates have greater than 60% absolute relative difference in Au assay and 47% absolute relative difference in Ag assay from originals. The variance in gold was further examined by segregating data by drilling method. Both RC and drillcore samples exhibit the same variances of Au. Preparation duplicates were inserted into the sample stream at a ratio of one duplicate every 100 samples. A total of 15 preparation duplicates were analysed. 90% of sample preparation duplicates have less than 22% absolute relative difference Au and less than 20% absolute relative difference Ag from originals. The precision demonstrated by the coarse reject duplicates is within normal ranges observed for gold deposits and the data indicates the sampling is reliable and adequate for resource estimation purposes. Assay (lab) duplicates were inserted into the sample stream at a ratio of one duplicate every 100 samples. A total of 12 lab duplicates were analysed. The pulp re-assays show low variance compared to the original assay for both Au and Ag and 90% of laboratory pulp duplicates have less than 13% absolute relative difference Au and less than 10% absolute relative difference Ag from originals. The precision demonstrated by the pulp re-assays is within normal ranges observed for gold deposits and the data indicates the sampling is reliable and adequate for resource estimation purposes. Check assays from an independent lab of the same pulp assayed by ALS Chemex have not yet been performed. Bureau Veritas (“BV”) labs has performed independent assays on a second pulp prepared by ALS Chemex and sent out for independent assay for 64 samples. BV gold assays yielded a mean 11.9% higher than the ALS Chemex assays. Because the BV assays are of a second pulp, not the same pulp assayed by ALS, no conclusions can be drawn about the repeatability of assays between the labs.

The Camino Rojo Report concludes that the historical sample preparation, analysis, QA/QC programs and sample security measures conducted by Canplats, Goldcorp and Orla, all as more fully described in the Camino Rojo Report, were reasonable and adequate to ensure the reliability of the drilling database and that the respective QA/QC programs met or exceeded industry standards.

The sampling data used for the mineral resource estimate for the Camino Rojo Report was verified by IMC. IMC selected 20 holes at random from the Camino Rojo database and compared the database with original assay certificates The gold, silver, lead, and zinc assays in the database were compared with the certificates. The checked data amounted to about 7,623 assay intervals. A review of the RC drilling was also done, as previous reports indicated potential issues with the Canplats RC drilling and that a portion of the Canplats RC drilling that was considered wet was probably contaminated and should not be used for mineral resource estimates. IMC conducted a comparison of the four population sets based on pairing 5m composites. Based on a review of cross sections, most of the wet RC drilling is not in the constrained oxide pit developed for the Camino Rojo Report. Additional analysis was done with decay analysis and visual review of the assays in the holes. Based on the analysis IMC decided the assay intervals marked as wet or humid for certain drillholes are potentially contaminated and should not be used for resource modeling. This impacted about 2100m, or about 5%, of the Canplats drilling.

RGI conducted field reviews during Orla’s 2018 drill program to verify drilling and sampling techniques and drillhole collar locations. RGI reviewed: drill methods; drill core; Orla’s drill logs; Orla’s geologic and oxidation database; and Orla’s geological interpretations and model. No discrepancies, inconsistencies, or geologically implausible interpretations were noted. RGI independently evaluated the drill sample assay data, including a comparison of the project drillhole database against original assay certificates from the 2018 drill program. No unresolved discrepancies were noted.

IMC concluded that the database assay values and the drill hole database, after the deletion of the potentially contaminated RC samples, are acceptable for the purposes of preliminary economic assessments, prefeasibility and feasibility level studies. Likewise, RGI concluded that the 2018 geologic and drillhole assay database is suitable for use in mineral resource and mineral reserve estimation and for the purposes of feasibility level studies. There were no limitations on the ability of the authors of the Camino Rojo Report to conduct the data verification procedures.

Mineral Processing and Metallurgical Testing

Historical metallurgical test work programs on the Camino Rojo property were commissioned by the prior operators of the project between 2009 and 2015. A confirmatory metallurgical test program was commissioned by Orla in 2018 to confirm the results and conclusions from the previous campaigns. In total, 107 column leach tests (85 on representative samples for the material types and pit area) and 164 bottle roll tests have been completed to date the date of the Camino Rojo Report on the Camino Rojo ore body as well as physical characterization and preliminary flotation test work.

Canplats commissioned SGS Mineral Services Minerals in Durango, Mexico to conduct bottle roll, column leach, and flotation tests in two programs on Camino Rojo drill core samples and in 2009 publicly disclosed results of 18 column leach tests, 61 bottle roll tests, and 35 flotation tests.

In 2010, Mine and Quarry Engineering Services, on behalf of Canplats, commissioned KCA to perform additional metallurgical test work based on material mineralization according to the geological and mineral interpretations at the time. Test work performed included cyanide shake tests on 569 individual samples and 16 composites, 16 column leach tests, as well as percolation and agglomeration tests.

Between 2012 and 2015, Goldcorp carried out several metallurgical programs on oxide, sulphide and transition material. This work was performed by several different metallurgical testing groups including KCA, Blue Coast Research Metallurgy in Parksville, British Columbia, and Hazen Research in Golden, Colorado.

KCA completed three separate test programs for Goldcorp between 2012 and 2015 including column leach tests, agglomeration and percolation tests, bottle roll tests and cyanide shake tests. The column tests were completed on composite samples of split core by material types and lithologies. The 2012 program included 28 column tests on 14 different composites by pit oxidation level and material type. The 2014 program included 68 direct and carbon in leach bottle leach tests on cut and broken core intervals. The 2015 program included 26 column tests on 13 different composites by lithology.

The Blue Coast Research Metallurgy program consisted of a variability study, small scale gravity tests, and a flotation flowsheet development. The variability program subjected 98 samples to small-scale bench flotation, small-scale leach testing, and small-scale gravity recovery tests. Flotation flowsheet development testing was conducted on three bulk sulphide composites: one from the Represa zone and two from the West Extension.

The Hazen Research test program included grinding, flotation, and cyanide leaching studies of sulphide and transitional material on some 112 composites.

Orla commissioned KCA in 2018 to perform confirmatory test work on the Camino Rojo ore. The Camino Rojo ore body contains three basic material types which include oxide, sulphide, and transition material. The test work included column leach and bottle roll leach tests on each of the primary ore types (Kp Oxide, Ki Oxide, Transition Hi and Transition Lo) as well as physical characterization and cyanide neutralization test work. These material types have been further defined into distinct groups beyond the basic classifications. Oxide material has been classified relative to the material’s K alteration values from ICP testing and include the Kp (pervasive) and Ki (incipient) oxides. Transition material has been classified based on oxidation level via qualitative indicators which include

Transition-Hi (60 to 90% oxidized), Transition-Lo (30 to 60% oxidized), and Transition-S (Sulphide, <30% oxidized). Transition-S material is not included in the mineral resource for the Camino Rojo Project.

Preliminary oxidative treatment test work was conducted by KCA in 2020 to evaluate an alkaline atmospheric oxidation (“AAO”) process as a pre-treatment for heap leach materials. The AAO process is designed to oxidize sulphide material by agglomerating the material with cement and soda ash and circulating an alkaline solution through the material, along with air sparging. The alkaline solution is circulated for several weeks; the material is then rinsed with water followed by normal cyanide leaching. The preliminary AAO test program included two column leach tests on Trans-Lo material crushed to -9.5 mm (one with AAO pre-treatment and one without). The AAO pre-treated column achieved 11% higher recovery compared to the column without pre-treatment suggesting that there may be an opportunity to increase recoveries on transition and mixed sulphide material with AAO pre-treatment. Additional test work is required to confirm these results and optimize reagent requirements for the process and will need to be completed before any evaluation of potential economic benefits can be made.

Based on the metallurgical tests completed on the Camino Rojo deposit, key design parameters for the project include:

•                  crush size of 100% passing 38mm (P80 28mm);

•                  estimated gold recoveries (including 2% field deduction) of: (i) 70% for Kp Oxide; (ii) 56% for Ki Oxide; (iii) 60% for Trans-Hi; and (iv) 40% for Trans-Lo;

•                  estimated silver recoveries (including 3% field deduction) of: (i) 11% for Kp Oxide; (ii) 15% for Ki Oxide; (iii) 27% for Trans-Hi; and (v) 34% for Trans-Lo;

•                  design leach cycle of 80 days;

•                  agglomeration with cement not required for permeability or stability;

•                  average cyanide consumption of 0.35 kg/t ore; and

•                  average lime consumption of 1.25 kg/t ore.

The key design parameters are based on a substantial number of metallurgical tests including 85 column leach tests on samples representative of domains in the current deposit model. These 85 representative samples from documented drill holes with good spatial distribution in the proposed pit include 41 columns tests on Kp Oxide material, 7 column tests on Ki Oxide material, 16 column tests on Trans-Hi material and 21 column tests on Trans-Lo material. The 22 nonrepresentative columns were excluded based on the following criteria:

•                  columns on Trans-S or sulphide material that were not considered in the mineral reserve;

•                  mix of Tran-S or other material types; and

•                  samples taken from outside of the proposed pit area.

An additional 54 bottle roll leach tests with direct correlations with the column tests have been included as part of the evaluation to support these results and conclusions.

In general, the Camino Rojo deposit shows variability in gold and silver recoveries based on material type and geological domain with preg-robbing organic carbon being the only significant deleterious element identified, which is primarily associated with the transition material at depth along the outer edges of the deposit. Recoveries for the oxide material are good and will yield acceptable results using conventional heap leaching methods with cyanide. Recoveries for the transition material are lower compared with the oxide material for conventional leaching with some areas of transition showing reasonably high recoveries. Reagent consumptions for all material types are reasonably low.

Preg robbing, a phenomenon where gold and gold-cyanide complexes are preferentially absorbed by carbonaceous, and to a lesser extent, other material within the orebody, presents a low risk to the overall project. A significant investigation by Orla into the preg robbing material indicates that potentially preg robbing material represents a small percentage of the total material to be processed and will not be encountered until later in the project life and can be mitigated by proper ore control.

Mineral Resource Estimates

The mineral resource estimates in the Camino Rojo Report include potential mill resources and the potential heap leach resources, which are oxide dominant and are the emphasis of the Camino Rojo Report. The mineral resource estimates are based on a block model developed by IMC during January and February 2019. This updated model incorporated the 2018 Orla drilling program and updated geologic models. The effective date of the mineral resource estimation is June 7, 2019.

The gold and silver mineral resource includes material amenable to heap leach recovery methods (leach material) and material amenable to mill and flotation concentration methods (mill material). The resources amenable to heap leach methods are oxide dominant and are the emphasis of the updated Feasibility Study.

The zinc and lead mineral resources are in sulphide dominant material and are recovered along with the gold and silver in the mill material.

The mineral resources from the leach material are reported inclusive of those mineral resources that were converted to mineral reserves. The mineral resources from the mill material are excluded from the mine design in the Camino Rojo Report.

The measured, indicated, and inferred mineral resources reported below are constrained within a floating cone pit shell to demonstrate “reasonable prospects for eventual economic extraction” to meet the definition of mineral resources in NI 43-101.

The below tables presents a summary of the mineral resources at the Camino Rojo Project:

Mineral Resource Estimate — Gold and Silver (Inclusive of Mineral Reserve)

Mineral Resource Type	NSR Cut-off (US$/t)	Kt	Gold (g/t)	Silver (g/t)	Gold (koz)	Silver (koz)
Leach Resource:
Measured Mineral Resource	4.73	19,391	0.77	14.9	482.3	9,305
Indicated Mineral Resource	4.73	75,249	0.70	12.2	1,680.7	29,471
Meas/Ind Mineral Resource	4.73	94,640	0.71	12.7	2,163.0	38,776
Inferred Mineral Resource	4.73	4,355	0.86	5.8	119.8	805
Mill Resource:
Measured Mineral Resource	13.71	3,358	0.69	9.2	74.2	997
Indicated Mineral Resource	13.71	255,445	0.88	7.4	7,221.4	60,606
Meas/Ind Mineral Resource	13.71	258,803	0.88	7.4	7,295.6	61,603
Inferred Mineral Resource	13.71	56,564	0.87	7.5	1,576.9	13,713
Total Mineral Resource
Measured Mineral Resource		22,749	0.76	14.1	556.5	10,302
Indicated Mineral Resource		330,694	0.84	8.5	8,902.1	90,078
Meas/Ind Mineral Resource		353,443	0.83	8.8	9,458.6	100,379
Inferred Mineral Resource		60,919	0.87	7.4	1,696.7	14,518

Mineral Resource Estimate — Zinc and Lead

Mineral Resource Type	NSR Cut-off (US$/t)	Kt	Lead (%)	Zinc (%)	Lead (Mlb)	Zinc (Mlb)
Mill Resource:
Measured Mineral Resource	13.71	3,358	0.13	0.38	9.3	28.2
Indicated Mineral Resource	13.71	255,445	0.07	0.26	404.3	1,468.7
Meas/Ind Mineral Resource	13.71	258,803	0.07	0.26	413.6	1,496.8
Inferred Mineral Resource	13.71	56,564	0.05	0.23	63.1	290.4

Notes:

(1)         The mineral resource estimate is effective as of June 7, 2019.

(2)         All figures are rounded to reflect the relative accuracy of the estimate and therefore numbers may not appear to add precisely. Columns may not sum exactly due to rounding.

(3)         Mineral resources that are not mineral reserves do not have demonstrated economic viability.

(4)         Mineral resources for leach material are based on prices of US$1,400/oz gold and US$20/oz silver.

(5)         Mineral resources for mill material are based on prices of US$1,400/oz gold, US$20/oz silver, US$1.05/lb lead, and US$1.20/lb zinc.

(6)         Mineral resources are based on NSR cut-off of US$4.73/t for leach material and US$13.71/t for mill material.

(7)         NSR value for leach material is as follows:

Kp Oxide: NSR (US$/t) = 30.77 x gold (g/t) + 0.068 x silver (g/t), based on gold recovery of 70% and silver recovery of 11%.

Ki Oxide: NSR (US$/t) = 24.61 x gold (g/t) + 0.092 x silver (g/t), based on gold recovery of 56% and silver recovery of 15%.

Tran-Hi: NSR (US$/t) = 26.37 x gold (g/t) + 0.166 x silver (g/t), based on gold recovery of 60% and silver recovery of 27%.

Tran-Lo: NSR (US$/t) = 17.58 x gold (g/t) + 0.209 x silver (g/t), based on gold recovery of 40% and silver recovery of 34%.

(8)         NSR value for mill material is 36.75 x gold (g/t) + 0.429 x silver (g/t) + 10.75 x lead (%) + 11.77 x zinc (%), based on recoveries of 86% gold, 76% silver, 60% lead, and 64% zinc.

(9)         Includes 2% NSR royalty and a US dollar:Mexican Peso exchange rate of 1:19.3.

(10)  Mineral resources are reported in relation to a conceptual constraining pit shell in order to demonstrate reasonable prospects for eventual economic extraction, as required by the definition of mineral resource in NI 43-101; mineralization lying outside of the pit shell is excluded from the mineral resource.

(11)  The mineral resource estimate assumes that the floating pit cone used to constrain the estimate extends onto land held by Fresnillo. Any potential development of the Camino Rojo Project that includes an open pit encompassing the entire mineral resource estimate would be dependent on obtaining an additional agreement with Fresnillo (in addition to the Layback Agreement, which is only with respect to a portion of the heap leach material included in the mineral reserve).

(12)  An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve.

(13)  The mineral resources in the leach material are inclusive of those mineral resources that were converted to mineral reserves for the Camino Rojo Report. Mineral resources in the mill materials are exclusive of mineral reserves.

(14)  Kt= 1,000 tonnes; koz- 1,000 troy ounces; mlb — million pounds (imperial); t= tonne (1,000 kilograms).

There are certain risks associated with the mineral resource estimate that investors should be aware of. See “Risk Factors — The Camino Rojo Project mineral resource estimate assumes that the Corporation can access mineral titles and lands that are not controlled by the Corporation” and “Risk Factors — Mineral resource estimations for the Camino Rojo Project are only estimates and rely on certain assumptions”.

Except as set out herein, the authors of the Camino Rojo Report do not believe that there are significant risks to the mineral resource estimates based on environmental, permitting, legal, title, taxation, socio-economic, marketing, or political factors. The Camino Rojo Project is in a jurisdiction friendly to mining. The most significant risks to the mineral resource are related to economic parameters such as prices lower than forecast, recoveries lower than forecast, or costs higher than the current estimates.

Mineral Reserve Estimates

The mineral reserve estimate at the Camino Rojo Project includes proven and probable mineral reserves. Direct feed material in the mineral reserve is material that will be processed the same year it is mined. The low-grade stockpile material will be processed after the open pit is completed. The effective date of the mineral reserve estimation is January 11, 2021.

The mineral reserve estimate is based on an open pit mine plan and mine production schedule developed by IMC. Processing is based on crushing and heap leaching to recover gold and silver. The mineral reserve estimate is based on a gold price of US$1,250 per ounce and a silver price of US$17.00 per ounce. Measured mineral resource in the mine production schedule was converted to proven mineral reserve and indicated mineral resource in the schedule was converted to probable mineral reserve.

IMC does not believe that there are significant risks to the mineral reserve estimate based on metallurgical or infrastructure factors or environmental, permitting, legal, title, taxation, socio-economic, marketing, or political factors. There has been a significant amount of metallurgical testing and the infrastructure requirements are relatively straightforward compared to many operations. However, recoveries lower than forecast would result is loss of revenue for the project. There has also been some potentially preg-robbing material identified in the deposit, but this does not appear to represent a significant risk. There is risk to the mineral reserve estimate based on mining factors. The slope angle assumptions are based on careful application of wall control blasting. Failure of the wall control blasting to perform as expected would result in less ore available for the process plant and potentially a shorter project life. Other risks to the mineral reserve estimate are related to economic parameters such as prices lower than forecast or costs higher than the current estimates. The impact of these is modeled in the sensitivity study with the economic analysis discussed below.

All of the mineralization comprised in the mineral reserve estimate with respect to the Camino Rojo Project is contained on mineral titles controlled by Orla. A portion of the waste mining will be on a mineral concession controlled by Fresnillo as per the Layback Agreement. Additional work is required to bring material on the Fresnillo mineral concession to the measured and indicated mineral resource categories. Therefore, in the Camino Rojo Report, all material to be mined on the Fresnillo mineral concession is considered waste.

Approximately two-thirds of the mineral reserves are within the currently permitted mine plan. The remaining portion will require a CUS and related permit amendments for an expanded pit and the transfer of certain surface rights pursuant to the Layback Agreement.

The below table presents a summary of the mineral reserves at Camino Rojo:

Mineral Reserve Estimate

					Cont.	Cont.
		NSR	Gold	Silver	Gold	Silver
Mineral Reserve Class	Ktonnes	($/t)	(g/t)	(g/t)	(koz)	(koz)
Proven Mineral Reserve
Direct Feed	15,997	23.04	0.87	16.2	445	8,322
Low Grade Stockpile	2,070	8.03	0.31	9.5	20	629
Total Proven Mineral Reserve	18,067	21.32	0.80	15.4	466	8,951
Probable Mineral Reserve
Direct Feed	42,123	20.04	0.78	15.2	1,052	20,596
Low Grade Stockpile	7,173	7.77	0.31	8.5	71	1,959
Total Probable Mineral Reserve	49,296	18.25	0.71	14.2	1,123	22,555
Proven/Probable Mineral Reserve
Direct Feed	58,120	20.86	0.80	15.5	1,497	28,918
Low Grade Stockpile	9,243	7.83	0.31	8.7	92	2,588
Total Proven/Probable Reserve	67,363	19.08	0.73	14.5	1,588	31,506

Notes:

(1)         The mineral reserve estimate has an effective date of January 11, 2021.

(2)         Columns may not sum exactly due to rounding.

(3)         Mineral reserves are based on prices of US$1,250/oz gold and US$17/oz silver.

(4)         Mineral reserves are based on NSR cut-offs that vary by time period to balance mine and plant production capacities. They range from a low of US$4.93/t to a high of US$12.00/t.

(5)         NSR value for leach material is as follows:

Kp Oxide: NSR (US$/t) = 27.37 x gold (g/t) + 0.053 x silver (g/t), based on gold recovery of 70% and silver recovery of 11%.

Ki Oxide: NSR (US$/t) = 21.90 x gold (g/t) + 0.073 x silver (g/t), based on gold recovery of 56% and silver recovery of 15%.

Tran-Hi: NSR (US$/t) = 23.46 x gold (g/t) + 0.131 x silver (g/t), based on gold recovery of 60% and silver recovery of 27%.

Tran-Lo: NSR (US$/t) = 15.64 x gold (g/t) + 0.165 x silver (g/t), based on gold recovery of 40% and silver recovery of 34%.

(6)         Operating Costs — mining US$1.95/t mined; process US$3.38/t processed; general and administrative (“G&A”) US$1.55/t processed; includes a 2% NSR royalty and a 0.5% extraordinary mining duty payable to the Mexican government, as mandated by federal law.

(7)         Refining cost per ounce — gold US$1.40; silver US$1.20.

(8)         Kt= 1,000 tonnes; koz- 1,000 troy ounces; t= tonne (1,000 kilograms).

Processing is by crushing and heap leaching at a rate of 18,000 tonnes per day or about 6.57 million tonnes per year.

The mineral reserve estimate includes allowances for mining dilution and ore loss. IMC believes that reasonable amounts of dilution and loss were incorporated into the block model used for the updated Feasibility Study. Compositing assays into composites and estimating blocks with multiple composites introduces some smoothing of model grades that are analogous to dilution and ore loss effects.

There are certain risks associated with the mineral reserve estimate that investors should be aware of. See “Risk Factors — The Layback Agreement remains subject to transfer of certain surface rights pursuant to the Layback Agreement”.

Mining Operations (Mining Methods)

The Camino Rojo mine will be a conventional open pit mine. Mine operations will consist of drilling medium diameter blast holes (approximately 17 cm), blasting with either explosive slurries or ammonium nitrate/fuel oil (“ANFO”) depending on water conditions, and loading into large off-road trucks with hydraulic shovels and wheel loaders. Ore will be delivered to the primary crusher and waste will be delivered to the waste storage facility southeast of the pit. There will also be a low-grade stockpile facility to store marginal resource for processing at the end of commercial pit operations. There will be a fleet of track dozers, rubber-tired dozers, motor graders and water trucks to maintain the working areas of the pit, waste storage areas, and haul roads. The mine plan was developed to supply ore to a conventional crushing and heap leach facility with the capacity to process 18,000 tonnes per day (“tpd”). The mine is scheduled to operate two 10-hour shifts per day for 365 days per year.

The recommended slope design is based on a 38° inter-ramp (“IR”) angle for the post mineral rocks on the east side of the pit. The south wall is designed at a 53° IR angle based on double benching 10 m benches. Lithology is dipping into the wall on the south side so it is expected to be relatively stable. It is assumed that controlled blasting, such as pre-splitting, will be required to maintain the bench face angles and catch benches. The north and west walls are based on single benching (10 m) the upper 50 m of the wall at IR angles ranging from 37° to 41.5° and double benching below that at IR angles ranging from 42° to 47°. Pre-splitting is also assumed to maintain the face angles and catch benches. This is the design basis for the final pit for the updated Feasibility Study.

The mine plan is based on three mining phases. The phase 1 starter pit will target relatively high grade mineral reserves in the central portion of the deposit. Phase 2 pushes the pit to final mining limits in the east and a portion of the north side. The phase 3 final pit pushes walls to final positions in the north, west and south. The final pit design is based on the results of a floating cone and Lerchs-Grossman analysis using the parameters discussed in the Camino Rojo Report.

Eventually, mining will be conducted below the water table, expected during Year 5 of commercial operation. Estimates of pit dewatering requirements have been prepared for cost estimation purposes. These are based on the media expected water in-flows.

The mine plan contained in the Camino Rojo Report was prepared on the assumption that Orla would be permitted to expand the Camino Rojo Project oxide pit onto part of Fresnillo’s mineral concession located immediately north of Orla’s property, that Orla will have access to oxide and transitional heap leachable material, and that Orla would have the right to mine from Fresnillo’s mineral concession, and recover for Orla’s account, all oxide and transitional material amenable to heap leaching that are within an expanded open pit. In the Camino Rojo Report, all material to be mined on Fresnillo’s concession is classified as waste. Delays in, or failure to obtain, the transfer of certain surface rights pursuant to the Layback Agreement would affect the timetable or cost of development of the potential mine modelled in the Camino Rojo Report.

The mine production schedule is based on processing the resource by crushing and heap leaching at a production rate of 18,000 tpd, or 6,570 kilotonnes per year, with ore production ramping up during the first three months of Year 1 so that the plant operates at full capacity from the second quarter of Year 1 through Year 8. Open pit mining is completed near the end of Year 9. Capping and reclamation of the waste storage facility is completed during Year 10, and the low grade stockpile is reclaimed and processed by the middle of Year 11.

Processing and Recovery Operations

Test work results developed by KCA and others have indicated that the part of the Camino Rojo mineral resource is amenable to heap leaching for the recovery of gold and silver. Based on a mineral reserve of 67.4 million tonnes and established processing rate of 18,000 tpd of ore, the project has an estimated mine life of approximately 10.4 years.

A summary of the processing design criteria is presented in the below table:

Processing Design Criteria Summary

ITEM	DESIGN CRITERIA
Annual Tonnage Processed	6,570,000 tonnes
Crushing Production Rate	18,000 tonnes/day average
Crushing Operation	12 hours/shift, 2 shifts/day, 7 days/week
Crusher Availability	75%
Crushing Product Size	80% -28mm
Conveyor Stacking System Availability	80%
Leaching Cycle, days (Total)	80
Average Sodium Cyanide Consumption, kg/t	0.35
Average Lime Consumption, kg/t	1.25
Average Oxide Gold Recovery, Kp	70%
Average Oxide Gold Recovery, Ki	56%
Average Transition-Hi Gold Recovery	60%
Average Transition-Lo Gold Recovery	40%
Overall Gold Recovery	62%
Average Oxide Silver Recovery, Kp	11%
Average Oxide Silver Recovery, Ki	15%
Average Transition-Hi Silver Recovery	27%
Average Transition-Lo Silver Recovery	34%
Overall Silver Recovery	20%

Ore will be mined using standard open pit mining methods and delivered to the crushing circuit using haul trucks which will direct-dump into a dump hopper; front-end loaders will feed material to the dump hopper as needed from a run of mine (“ROM”) stockpile located near the primary crusher. Ore will be crushed to a final product size of 80% passing 28mm (100% passing 38mm) using a two-stage closed crushing circuit. The crushing circuit will operate 7 days/week, 24 hours/day with an overall estimated availability of 75%.

The crushed product will be stockpiled using a fixed stacker, reclaimed by belt feeders to a reclaim conveyor, and conveyed to the heap stacking system by an overland conveyor system. Pebble lime will be added to the reclaim conveyor belt for pH control; agglomeration with cement is not needed.

Stacked ore will be leached using a drip irrigation system for solution application; sprinkler irrigation will be used beginning in Year 5 of operations to increase evaporation rates and avoid the need for water treatment from pit dewatering. After percolating through the ore, the gold and silver bearing pregnant leach solution will drain by gravity to a pregnant solution vault tank where it will be collected and pumped to a Merrill-Crowe recovery plant. Pregnant solution will be pumped through clarification filter presses to remove any suspended solids before being deaerated in a vacuum tower to remove oxygen. Ultra-fine zinc dust will be added to the deaerated pregnant solution to precipitate gold and silver values, which will be collected by precipitate filter presses. Barren leach solution leaving the precipitate filter presses will flow to a barren solution tank and will then be pumped to the heap for further leaching. High strength cyanide solution will be injected into the barren solution to maintain the cyanide concentration in the leach solutions at the desired levels.

The precipitate from the Merrill-Crowe recovery plant will be processed in the refinery. Precipitate will be treated by an electric mercury retort with a fume collection system for drying and removal of mercury before being mixed with fluxes and smelted using an induction smelting furnace to produce the final doré product.

An event pond and pregnant solution pond are included to collect contact solution from storm or solution surge events. Solution collected will be returned to the process as soon as practical. Evaporators will be installed in the event pond by Year 5, or as needed, to control excess solution generated by pit dewatering.

Infrastructure, Permitting and Compliance Activities

Existing infrastructure for the Camino Rojo Project includes a 40-person exploration camp and dirt and gravel roads throughout the project site. Internet and limited cellular communications are currently available, though these systems will need to be expanded for operations.

Access to the project site is by the paved four lane Mexican Highway 54 and Route 62, a secondary paved highway that passes through San Tiburcio. This is approximately 260 km southwest of Monterrey and 190 km northeast of Zacatecas.

A private road will enter the mine property approximately 250 m northeast of the intersection between Highway 54 and Route 62. This road will provide access to the camps, offices, mine, process plant and other project facilities. Site access roads will be constructed during pre-production and will include approximately 24 km of dirt and gravel roads. Mine production haulage roads will be finished during the construction phase to support pre-stripping and pre-production activities. There will be multiple branches off the main haul road from the pit, including access to the mine truck shop, waste rock dump and low-grade stockpile. Approximately 2.6 km of haul roads will be constructed from the top of the pit ramp to all associated haul truck destinations. Access to the project will be limited to one main gate to access process and camp areas, ensuring only authorized employees, contractors and visitors are allowed onto the property or inside the critical facilities. The entrance will be manned 24 hours a day, 7 days a week for identification control, random checks, drug and alcohol monitoring and vehicle check-in/out. A security contractor will be used for general site security and protection of mine assets.

The project infrastructure will also include a one-km by 30 m air strip to allow for small passenger planes to land and take off at the project site. The air strip will be constructed by grading and compacting the existing surface and is located south of the heap leach pad. The air strip does not include any infrastructure or provisions for fueling or maintenance of planes or other aircraft. The air strip will be located approximately 700 m south of the event pond.

The onsite operations camp will be arranged to lodge 224 persons with a maximum capacity of 448 persons. The operations camp will be constructed early during the construction phase to allow for housing of vendor representatives and consultants during the commissioning phase of the project.

Power supply to the Camino Rojo Project will be by connecting to the national grid at Concepción del Oro. Overhead powerlines will connect 34.5 kV, three phase and 60 Hz power system, to a metering and switching substation located at approximately NAD27 245609E, 2674826N. Power from the main substation will be distributed at 34.5 kV. Emergency power generators will supply electric power to critical process equipment, the mine camp and the raw water pumping system.

Total project water supply will be sourced from production wells located within the property boundary. Total water consumption for the project will average 24 liters per second (“L/s”) with a peak water demand of 33 L/s. A production well has been drilled approximately 2.7 km from the raw water tank. A seven-day pump test of such well concluded that well could produce enough supply water for operations in a normal year. Work is currently in progress to locate an additional production well to supplement water production.

Pumping from production wells will likely be reduced commensurate with the amount of additional produced water from dewatering operations that will eventually replace the pumping. This is anticipated to begin in Year 5 of operations. The dewatering volume is expected to increase with pit depth and may eventually exceed the water demands for process and mine operations. The excess water from dewatering operations will likely require either evaporation by additional dust control or mechanical evaporators, or disposal by other methods.

Project buildings will primarily be prefabricated steel buildings or concrete masonry unit buildings and include an administration building, mine camp facilities, a Merrill-Crowe Process Facility, refinery, laboratory, process maintenance workshop, reagent storage building, mine truck shop, contractor mine office building, light duty truck shop, fuel stations, warehouse, explosives magazine, guard house, and medical clinic.

Environmental Studies, Permitting and Social or Community Impact

Baseline environmental studies required for mine permitting were commissioned by Orla in April 2018 and were completed in May 2019 by independent consultants. The project area includes five flora species with legally protected status and nine fauna species that are listed as threatened or protected. In accordance with federal laws, 100% of the protected plants will be rescued and transplanted prior to construction and qualified biologists will survey the areas to be disturbed to identify nesting areas, dens and lairs of animals present. Any animals not naturally prone to leave the area that are found will be relocated to suitable habitats elsewhere in the property area. Current and ongoing environmental investigations are still in progress.

A key objective of the Corporation is to design and build the Camino Rojo Project in such a way that it does not cause significant adverse effects during construction, operation, closure and post-closure. To aid this objective, a number of environmental management plans were developed prior to the start of construction. Reclamation will be undertaken during mining activities where possible, but the majority of work will occur after the completion of mining and final gold recovery. The reclamation land use objective will be to return the land to its traditional use as a grazing area for goats and wildlife habitat. Closure objectives include securing the site to assure physical safety of people, protecting wildlife, protecting surface and groundwater quality and quantity, minimizing erosion and controlling fugitive dust. Closure activities are discussed in the Camino Rojo Report. After the completion of final closure, the site will require regular maintenance for the first approximately 10 years post-closure or until there is no further signs of changing conditions, including physical, geochemical and biological monitoring and maintenance and surplus water management. Costs for concurrent reclamation and closure, including G&A, have been estimated at US$0.54 per tonne of ore processed, or approximately US$36.1 million over the life of the project (including US$7.6 million for G&A costs during closure). These costs are in addition to any reclamation and closure costs considered in the normal operating and sustaining cost estimates.

Exploration and mining activities in Mexico are subject to control by the federal agency of the Secretaria del Medio Ambiente y Recursos Naturales (Secretary of the Environment and Natural Resources), known by its acronym “SEMARNAT”, which has authority over the two principal federal permits:

•                  a Manifesto de Impacto Ambiental (Environmental Impact Statement), known by its acronym as an “MIA” accompanied by an Estudio de Riesgo (Risk Study); and

•                  Cambio de Uso de Suelo (Land Used Change) permit, known by its acronym as a “CUS”, supported by an Estudio Tecnico Justificativo (Technical Justification Study).

Exploration work at the Camino Rojo Project has been conducted under the auspices of two separate MIA permits and corresponding CUS permits. These permits allow for extensive exploration drilling. See “Camino Rojo Project — Project Description, Location and Access” for a description of the current status of the Corporation’s MIA and CUS permits and permit applications.

The project is not located in an area with any special federal environmental protection designation and no factors have been identified that would be expected to hinder authorization of required federal, state and municipal environmental permits.

The Peñasquito mine, a large scale, open pit mine, presently operated by Newmont, is in the same Municipality and the mine encountered no impediments to receipt of needed permits.

The Camino Rojo Report concludes that the permitting risk for the project is similar to that of any mining project of similar scope in North America.

In April 2018, Orla commissioned Environmental Resources Management (“ERM”), a global provider of environmental, health, safety, risk, social consulting and sustainability related services to conduct an independent assessment of social and community impacts of the development of the Camino Rojo Project, and to provide guidance on actions and policies needed to ensure that Orla obtains and maintains social license to operate. The study was completed in May 2019 and salient results are being incorporated into the project development and permitting plans. Key points are summarized as follows:

Principal concerns of affected stakeholders in surrounding communities are:

i.                  Employment of community members

ii.               Community benefits from improved public services and investment in community development

iii.            Environmental contamination

iv.           Increased community population and strain on public services

v.              Water shortages

Principal concerns of Ejido members whose land is affected are:

i.                  Just economic compensation

ii.               Assistance in obtaining title to informally owned parcels

Principal concerns of local and State government authorities are:

i.                  Generation of employment

ii.               Improvement of local infrastructure

iii.            Service contracts to local businesses

iv.           Environmental contamination.

ERM identified the principal social and community impacts of the project and opined that the project does not put at risk the social environment of the nearby communities because the impacts can be mitigated or made positive with the implementation of a Social Management System (“SMS”). ERM has designed this SMS based on International Association of Impact Assessment best practices.

Capital and Operating Cost Estimates

Capital and operating costs for the process and general and administration components of the Camino Rojo Project were estimated by KCA with cost information based on firm vendor quotes and committed costs for construction provided by Orla. Costs for the mining components were provided by IMC. The estimated costs are considered to have an accuracy of +/-15%.

Capital Cost Estimates

The total life of mine (“LOM”) capital cost for the Camino Rojo Project is US$167.5 million, including US$9.8 million in working capital and not including reclamation and closure costs which are estimated at US$28.6 million, value added tax (“IVA”) or other taxes. A total contingency of US$13.8 million or approximately 10% of the total LOM capital costs is included. IVA is applied to all capital costs at 16% and is assumed to be fully refundable within one calendar year.

The below table presents the capital cost requirements for the Camino Rojo Project:

Capital Cost Summary

Description	Cost (US$)
Pre-Production Capital	134,056,000
Working Capital & Initial Fills	9,845,000
Sustaining Capital — Mine & Process	23,565,000
Total excluding IVA	167,467,000

The required capital cost estimates were based on the design outlined in the Camino Rojo Report. The scope of these costs includes all expenditures for process facilities, infrastructure, construction indirect costs, mine contactor mobilization and owner mining capital costs for the Camino Rojo Project. Construction activities including purchasing of equipment, award of major construction contracts, and mobilization of contractors at site are currently in progress for the project as of the date of the Camino Rojo Report and all efforts have been made to report all current costs and estimations as accurately as possible.

The capital costs presented in the Camino Rojo Report were updated from the capital costs contained in the 2019 Technical Report as a result of current engineering and construction activities. The costs are based on a combination of the 2019 Technical Report results and on new costs from the ongoing engineering, procurement and construction management (“EPCM”) work. Updated cost information from firm supplier quotes, purchase orders issued or committed costs for construction have been provided by Orla and utilized for the cost estimates based on ongoing EPCM and construction activities. For all major equipment packages, construction contracts and infrastructure items not covered by purchase orders or updated quotes, multiple quotes were obtained for the 2019 Technical Report but not updated for the Camino Rojo Report. All equipment and material requirements are based on design information described above and in the Camino Rojo Report. As of the date of the Camino Rojo Report, Orla had completed over 90% of the detailed engineering for the project outlined in the 2019 Technical Report and procurement was 85% complete. A total of US$78 million of the total project capital had been committed through purchase orders and contracts.

All capital cost estimates are based on the purchase of equipment quoted new from the manufacturer or estimated to be fabricated new.

The total pre-production capital cost estimate for the Camino Rojo Project is estimated at US$143.9 million, including all process equipment and infrastructure, construction indirect costs, mine contractor mobilization and working capital. Where prices were quoted in Mexican Pesos and an exchange rate of 19.3 Mexican Pesos = US$1.00 was used.

Operating Cost Estimates

The average LOM operating cost for the Camino Rojo Project is US$8.17 per tonne of ore processed. The below table presents the LOM operating cost requirements for the Camino Rojo Project.

Operating Cost Summary

Description	LOM Cost (US$/t)
Mine	3.37
Process & Support Services	3.20
Site G & A	1.60
Total	8.17

Mining costs were provided by IMC at US$1.77 per tonne (excluding pre-production tonnes, which are considered in the capital cost estimate) mined (LOM US$3.37 per tonne of ore processed) and are based on updated quotes for contract mining with estimated owner’s mining costs.

Process operating costs have been estimated by KCA from first principles. Labour costs were estimated using project specific staffing, salary and wage and benefit requirements. Unit consumptions of materials, supplies, power, water and delivered supply costs were also estimated. LOM average processing costs are estimated at US$3.20 per tonne ore.

G&A costs have been estimated by KCA with input from Orla. G&A costs include project specific labour and salary requirements and operating expenses, including social contributions, land access and water rights. G&A costs are estimated at US$1.60 per tonne ore.

Mining costs were estimated based on updated firm proposals during the current EPCM work. Updated costs were received in the 3rd and 4th quarters of 2020 and are presented with no added contingency based upon the design and operating criteria present in the Camino Rojo Report. IVA is not included in the operating cost estimate.

The operating costs presented are based upon the ownership of all process production equipment and site facilities, including the onsite laboratory. The owner will employ and direct all process operations, maintenance and support personnel for all site activities.

Operating costs estimates have been based upon information obtained from the following sources: contractor mining quotes and owner mining costs from IMC; G&A costs estimated by KCA with input from Orla; project metallurgical test work and process engineering; supplier quotes for reagents and fuel; recent KCA project file data; and experience of KCA staff with other similar operations. Where specific data do not exist, cost allowances have been based upon consumption and operating requirements from other similar properties for which reliable data exist. Freight costs have been estimated where delivered prices were not available.

Total mine operating cost during commercial production is estimated at US$226.7 million.

Detailed costs for each discipline are included in the Camino Rojo Report.

Economic Analysis

Based on the estimated production parameters, capital costs, and operating costs, a cash flow model was prepared for the economic analysis of the Camino Rojo Project. The project economics detailed in the Camino Rojo Report are based solely on the project itself and do not consider any potential mineralization extracted from Fresnillo’s mineral concession as this material was treated as waste materials for the purpose of the Camino Rojo Report.

The project economics were evaluated using a discounted cash flow method, which measures the net present value (“NPV”) of future cash flow streams. At the time of writing the Camino Rojo Report, construction activities for the Camino Rojo Project were currently in progress. All costs related to project development were included in the pre-production capital estimate, including those already spent as of the date of the Camino Rojo Report. Capital already spent was included in the Year-1 totals but were not discounted. This gives the best estimate of the project NPV and IRR as of the date of the Camino Rojo Report.

The final economic model was developed by KCA, with input from Orla, using the following assumptions:

•                  the cash flow model is based on the mine production schedule from IMC;

•                  period of analysis of fifteen years (includes one years of pre-production and investment, eleven years of production and three years for reclamation and closure). Project development costs spent to the date of the Camino Rojo Report are included in the pre-production period but are not discounted;

•                  gold price of US$1,600 per ounce and silver price of US$20 per ounce;

•                  an exchange rate of 19.3 Mexican Pesos = US$1.00;

•                  processing rate of 18,000 tpd material;

•                  gold and silver overall recoveries of 62% for gold and 20% for silver, derived as follows: (i) estimated gold recoveries (including 2% field deduction) of 70% for Kp Oxide, 56% for Ki Oxide, 60% for Transition-hi; and 40% for Transition-lo; and (ii) estimated silver recoveries (including 3% field deduction) of 11% for Kp Oxide, 15% for Ki Oxide, 27% for Transition-hi and 34% for Transition-lo;

•                  capital and operating costs as summarized above (which are set forth in detail in the Camino Rojo Report); and

•                  2% NSR royalty payable to Maverix, 0.5% royalty payable to the Mexican government as an extraordinary mining duty, 7.5% special mining tax to the Mexican government plus 30% income tax to Mexican government.

A summary of the key economic parameters is shown in the below table:

Key Economic Parameters

Item	Value	unit
Au Price	1600	US$/oz
Ag Price	20	US$/oz
Au Avg. Recovery	62%
Ag Avg. Recovery	20%
Treatment Rate	18,000	tpd
Refining & Transportation Cost, Au	1.40	US$/oz
Refining & Transportation Cost, Ag	1.20	US$/oz
Payable Factor, Au	99.9%
Payable Factor, Ag	98.0%

Annual Produced Au, Avg.	94	koz
Annual Produced Ag, Avg.	597	koz
Income & Corporate Tax Rate	30%
Special Mining Tax Rate	7.5%
Royalties
Mine Claim	2.0%
Extraordinary Mining Duty	0.5%

Economic Analysis Summary

Production Data
Life of Mine	10.4		Years
Mine Throughput per day	18,000		Tonnes Ore /day
Mine Throughput per year	6,570,000		Tonnes Ore /year
Total Tonnes to Crusher	67,363,000		Tonnes Ore
Grade Au (Avg.)	0.73		g/t
Grade Ag (Avg.)	14.55		g/t
Contained Au oz	1,588,000		Ounces
Contained Ag oz	31,506,000		Ounces
Metallurgical Recovery Au (Overall)	62%
Metallurgical Recovery Ag (Overall)	20%
Average Annual Gold Production	94,000		Ounces
Average Annual Silver Production	597,000		Ounces
Total Gold Produced	980,000		Ounces
Total Silver Produced	6,189,000		Ounces
LOM Strip Ratio (W:O)	0.92
Operating Costs (Average LOM)
Mining (including preproduction tonnes)	US$	1.75	/Tonne mined
Mining (processed)	US$	3.37	/Tonne Ore processed
Processing & Support	US$	3.20	/Tonne Ore processed
G&A	US$	1.60	/Tonne Ore processed
Total Operating Cost	US$	8.17	/Tonne Ore processed
Total By-Product Cash Cost	US$	490	/Ounce Au
All-in Sustaining Cost	US$	543	/Ounce Au
Capital Costs (Excluding IVA and Closure)
Initial Capital	US$	134	million
LOM Sustaining Capital	US$	24	million
Total LOM Capital	US$	158	million

Working Capital & Initial Fills	US$	10	million
Closure Costs	US$	29	million
Financial Analysis
Gold Price Assumption	US$	1,600	/Ounce
Silver Price Assumption	US$	20	/Ounce
Average Annual Cashflow (Pre-Tax)	US$	106	million
Average Annual Cashflow (After-Tax)	US$	79	million
Internal Rate of Return (IRR), Pre-Tax		82.4%
Internal Rate of Return (IRR), After-Tax		61.8%
NPV @ 5% (Pre-Tax)	US$	668	million
NPV @ 5% (After-Tax)	US$	452	million
Pay-Back Period (Years based on After-Tax)		1.5	Years

Sensitivity Analysis

To estimate the relative economic strength of the Camino Rojo Project, base case sensitivity analyses were completed analyzing the economic sensitivity to several parameters including changes in gold price, capital costs, average operating cash cost per tonne of ore processed and exchange rate. The sensitivities are based on +/- 25% of the base case for capital costs, operating costs and exchange rate and select gold prices, ranging from US$1,250 per ounce to US$1,950 per ounce. Variation in gold price has the largest influence on the sensitivity of the Camino Rojo Project. From these sensitivities it can be seen that the Camino Rojo Project is economically robust.

The economic indicators chosen for sensitivity evaluation are the internal rate of return (“IRR”) and NPV at 5% and 10% discount rate.

After-Tax Sensitivity Analysis Results

				NPV
	Variation		IRR	5%		10%
Gold Price
	US$	1,250	44.4%	US$	287,625,123	US$	201,282,921
	US$	1,425	53.3%	US$	369,731,522	US$	264,885,795
100%	US$	1,600	61.8%	US$	451,837,920	US$	328,488,669
	US$	1,775	70.0%	US$	533,944,319	US$	392,091,544
	US$	1,950	78.1%	US$	616,050,718	US$	455,694,418

Capital Costs
75%	US$	149,258,295	80.3%	US$	477,297,593	US$	354,437,261
90%	US$	171,424,694	68.1%	US$	462,021,789	US$	338,868,106
100%	US$	186,202,293	61.8%	US$	451,837,920	US$	328,488,669
110%	US$	200,979,892	56.5%	US$	441,654,051	US$	318,109,233
125%	US$	223,146,291	49.9%	US$	426,378,248	US$	302,540,078

Operating Costs
75%	US$	412,732,587	67.5%	US$	517,769,533	US$	378,081,236
90%	US$	495,279,104	64.1%	US$	478,210,566	US$	348,325,696
100%	US$	550,310,116	61.8%	US$	451,837,920	US$	328,488,669
110%	US$	605,341,128	59.5%	US$	425,465,275	US$	308,651,643
125%	US$	687,887,645	55.9%	US$	385,906,308	US$	278,896,103

Exchange Rate
75%	14.475		58.9%	US$	441,864,790	US$	320,238,383
90%	17.37		60.8%	US$	448,512,634	US$	325,737,640
100%	19.30		61.8%	US$	451,837,920	US$	328,488,669
110%	21.23		62.7%	US$	454,557,049	US$	330,737,925
125%	24.125		63.7%	US$	457,821,959	US$	333,439,033

Recommendations for the Camino Rojo Report

Based on the results of the Camino Rojo Report, the Camino Rojo Report recommends the following additional work in regard to process and infrastructure development:

•                  Oxidative metallurgical test work should continue to be advanced in order to gain a better understanding of the metallurgical parameters involved in the application of oxidation processes and improved recoveries on transition and mixed sulphide material at the Project. Estimated costs for this are approximately US$100,000.

•                  In addition to continuing the exploration work underway, the Camino Rojo Report recommends a two-phase exploration program, consisting of:

Phase 1

•                  An estimated 2,500 metres of drilling and detailed QA/QC on Fresnillo’s data, and integration of Orla’s geological and resource models with Fresnillo’s drill data to enable material on Fresnillo’s mineral concession to be included in the measured and indicated mineral resource category, which will then allow the material to be considered in an updated mineral reserve estimate.

•                  950 line-km of IP geophysical surveys to seek additional mineralized zones concealed by colluvium;

•                  7,500 m of RAB drilling to seek additional mineralized zones concealed by colluvium;

•                  a 5,000 m core drill program to evaluate the sulphide resource underlying and adjacent to the oxide and transition mineralization that is the focus of the Camino Rojo Report , with the goal of defining mineralization that may be economically processed through a mill and flotation plant; and

•                  a 5,000 m RC drill program to test IP anomalies already identified; then

Phase 2, which is conditional upon identification of new IP anomalies or target identified by RAB drilling in phase 1, is comprised of:

•                  a 5,000 m RC drill program to test newly defined IP anomalies; and

•                  a 5,000 m core drilling program to evaluate the mineralized zones thus discovered.

The total estimated cost to complete the first phase of the recommended exploration work is US$3.70 million. Conditional upon positive results from the first phase, the second phase of recommended work is estimated to cost US$1.80 million.

The Camino Rojo Report also recommends:

•                  Exploration and construction of one or more back -up production wells capable of providing water for mine use in case the primary production well (PW-1) is out of service or cannot provide sufficient water.

•                  Completion of the monitoring well network.

The estimated cost are US$350,000 for a backup production well and US$375,000 for the monitoring well network.

RISK FACTORS

Before deciding to invest in the Securities, investors should carefully consider all of the information contained in, and incorporated or deemed to be incorporated by reference in, this Prospectus and any applicable Prospectus Supplement. An investment in the Securities is subject to certain risks, including risks related to the business of the Corporation, risks related to mining operations and risks related to the Corporation’s securities described in the documents incorporated or deemed to be incorporated by reference in this Prospectus. See the risk factors below and the “Risk Factors” section of any applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects.

Our activities may be adversely affected by natural disasters, terrorist acts, health crises and other disruptions and dislocations, including by the COVID-19 pandemic, whether those effects are local, nationwide or global

Upon the occurrence of a natural disaster, pandemic or upon an incident of war, riot or civil unrest, the impacted country, and the overall global economy, may not efficiently and quickly recover from such an event, which could have a material adverse effect on the Corporation. Terrorist attacks, public health crises including epidemics, pandemics or outbreaks of new infectious diseases or viruses, and related events can result in volatility and disruption to global supply chains, operations, mobility of people, patterns of consumption and service and the financial markets, which could affect interest rates, credit ratings, credit risk, inflation, business, financial conditions, results of operations and other factors relevant to the Corporation.

Global markets have been adversely impacted by emerging infectious diseases and/or the threat of outbreaks of viruses, other contagions or epidemic diseases, including more recently, the novel COVID-19. A significant outbreak could result in a widespread crisis that could adversely affect the economies and financial and commodity markets of many countries, resulting in an economic downturn which could adversely affect the Corporation’s business and the market price of the Common Shares. Many industries, including the mining industry, have been impacted by these market conditions. If increased levels of volatility continue or in the event of a rapid destabilization of global economic conditions, it may result in a material adverse effect on commodity prices, demand for metals, availability of credit, investor confidence, and general financial market liquidity, all of which may adversely affect the Corporation’s business and the market price of the Corporation’s securities. In addition, there may not be an adequate response to emerging infectious diseases, or significant restrictions may be imposed by a government, either of which may impact mining operations. There are potentially significant economic and social impacts, including labour shortages and shutdowns, delays and disruption in supply chains, social unrest, government or regulatory actions or inactions, including quarantines, travel restrictions, declaration of national emergencies, permanent changes in taxation or policies, decreased demand or the inability to sell and deliver doré or concentrates and resulting commodities, declines in the price of commodities, delays in permitting or approvals, suspensions or mandated shut downs of operations, governmental disruptions or other unknown events with potentially significant impacts. At this time the Corporation cannot accurately predict what effects these conditions will have on its operations or financial results, including due to uncertainties relating to the ultimate geographic spread, the duration of the outbreak, and the length restrictions or responses that have been or may be imposed by the governments. Given the global nature of the Corporation’s operations, the Corporation may not be able to accurately predict which operations will be impacted. Any outbreak or threat of an outbreak of a contagions or epidemic disease could have a material adverse effect on the Corporation, its business and operational results.

The Camino Rojo Project mineral resource estimate assumes that the Corporation can access mineral titles and lands that are not controlled by the Corporation

All of the mineralization comprised in the Corporation’s mineral resource estimates with respect to the Camino Rojo Project is contained on mineral titles controlled by the Corporation. However, the mineral resource estimate assumes that the north wall of the conceptual floating pit cone used to demonstrate reasonable prospects for eventual economic extraction extends onto lands where mineral title is held by Fresnillo and that waste would be mined on Fresnillo’s mineral titles. On December 21, 2020, Orla announced that it had entered into the Layback Agreement. The Layback Agreement allows Orla to expand the Camino Rojo Project oxide pit onto part of Fresnillo’s mineral concession located immediately north of Orla’s property. This expansion will increase oxide ore available for extraction on Orla’s property below the pit outlined in Orla’s previous 2019 feasibility study.

The Layback Agreement is only with respect to the portion of the heap leach material included in the current mineral reserve. As such, any potential development of the Camino Rojo Project that includes an open pit encompassing the entire mineral resource estimate would be dependent on an additional agreement with Fresnillo (or any potential subsequent owner of the mineral titles). It is estimated that approximately two-thirds of the mill resource estimate and one-quarter of the leach resource estimate comprising the mineral resource estimate are dependent on this additional agreement being entered into with Fresnillo. The leach mineral resource dependent on the additional agreement is mainly comprised of less oxidized transitional material with the lowest predicted heap-leach recoveries.

Delays in, or failure to obtain, an additional agreement with Fresnillo would affect the development of a significant portion of the mineral resources of the Camino Rojo property that are not included in the updated Feasibility Study mine plan, in particular by limiting access to significant mineralized material at depth. There can be no assurance that Orla will be able to negotiate such additional agreement on terms that are satisfactory to Orla and Fresnillo or that there will not be delays in obtaining the necessary additional agreement. Should such a subsequent agreement to access the mineral resource with Fresnillo not be obtained on favourable terms, the economics of any potential mine development using the full mineral resource estimate would be significantly negatively impacted.

The Layback Agreement remains subject to the transfer of certain surface rights pursuant to the Layback Agreement

As contemplated in the Feasibility Study, the Layback Agreement allows access to oxide and transitional heap leachable mineral resources on Orla’s property below the open pit outlined in the 2019 Technical Report. In addition, the Layback Agreement grants Orla the right to mine from Fresnillo’s mineral concession, and recover for Orla’s account, all oxide and transitional material amenable to heap leaching that are within an expanded open pit. In the Feasibility Study, all material to be mined on Fresnillo’s concession is classified as waste. Upon the completion of a confirmatory drill program on Fresnillo concessions by Orla, and integration of Fresnillo’s drill database, a subsequent mineral reserve update is expected which would include all economic oxide and transitional material from the expanded pit. The Layback Agreement remains subject to the transfer of certain surface rights. Delays in, or failure to obtain, the transfer of certain surface rights pursuant to the Layback Agreement could affect the timetable or cost of development of the potential mine modelled in the Feasibility Study.

Mineral resource estimations for the Camino Rojo Project are only estimates and rely on certain assumptions

The estimation of mineral resources relies on the judgment of the independent Qualified Person preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available.

In particular, the estimation of mineral resources for the Camino Rojo Project has assumed that there is a reasonable prospect for reaching an additional agreement with Fresnillo with respect to the mill resource included in the mineral resource estimate. While the Corporation believes that the mineral resource estimates for the Camino Rojo Project are well established and reflect best estimates, by their nature resource estimates are imprecise and depend on inferences that may ultimately prove to be inaccurate, including the assumption that an additional agreement with Fresnillo will be reached.

Although all mineralization included in the Corporation’s mineral resource estimate for the Camino Rojo Project are located on mineral concessions controlled by the Corporation, failure to reach an additional agreement with Fresnillo would result in a significant reduction of the mineral resource estimate by limiting access to mineral resources below the current mineral reserves. Any material changes in mineral resource estimates may have a material adverse effect on the Corporation.

Negative Operating Cash Flow

The Corporation is an exploration and development stage company and has not generated cash flow from operations. The Corporation is devoting significant resources to the development of the Camino Rojo Project, the Cerro Quema Project and to actively pursue exploration and development opportunities, however, there can be no assurance that it will generate positive cash flow from operations in the future. The Corporation expects to continue to incur negative consolidated operating cash flow and losses until such time as it achieves commercial production at a particular project. Historically the Corporation’s primary source of funding has been the issuance of equity securities for cash, typically through private placements to sophisticated investors and institutions. The Corporation has successfully raised equity and debt financing in many of the past few years, in the form of private placement financings, the exercise of warrants and options, and negotiation of a project loan. While the Corporation believes that success will continue, its access to exploration and construction financing is always uncertain, and there can be no assurance of continued access to significant equity or debt funding. The Corporation currently has negative cash flow from operating activities.

We may be treated as a “passive foreign investment company” under the U.S. Internal Revenue Code, which could result in adverse U.S. federal income tax consequences for U.S. investors

Prospective U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences if we are classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The determination of whether we are a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and such determination will depend on the composition of our income, expenses and assets from time to time and the nature of the activities performed by our officers and employees. Prospective U.S. investors should carefully read the tax discussion in the applicable Prospectus Supplement for more information and consult their own tax advisors regarding the likelihood and consequences of the Corporation being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse income tax consequences but may result in an inclusion in gross income without receipt of such income.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since September 30, 2020, the date of our most recently filed interim financial statements, other than (a) the drawdown of US$50 million under the Credit Facility on October 30, 2020, such that, as of the date hereof, an aggregate of US$75 million is currently drawn under the Credit Facility, and (b) 343,250 Warrants expired unexercised on February 15, 2021.

SELLING SECURITYHOLDERS

Securities may be sold under this Prospectus by way of secondary offering by or for the account of certain of our securityholders. Any Prospectus Supplement that we file in connection with an offering of Securities by Selling Securityholders will include the following information:

•                  the names of the Selling Securityholders;

•                  the number or amount of Securities owned, controlled or directed of the class being distributed by each Selling Securityholder;

•                  the number or amount of Securities of the class being distributed for the account of each Selling Securityholder;

•                  the number or amount of Securities of any class to be owned, controlled or directed by the Selling Securityholders after the distribution and the percentage that number or amount represents of the total number of our outstanding Securities;

•                  whether the Securities are owned by the Selling Securityholders both of record and beneficially, of record only, or beneficially only; and

•                  all other information that is required to be included in the applicable Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement, we currently expect to use the net proceeds from the sale of Securities offered hereby to complete the construction of the Camino Rojo Project, to fund ongoing work programs and studies related to the future development of the Camino Rojo sulphide mineral resources, to fund ongoing work programs to advance the Cerro Quema Project, to actively pursue exploration and development opportunities and for working capital and general corporate purposes, including the repayment of indebtedness and the payment of interest thereon. Any specific allocation of the net proceeds of an Offering to a specific purpose will be determined at the time of the Offering and will be described in the relevant Prospectus Supplement, as well as the net proceeds that any Selling Securityholders expect to receive. The Corporation may, from time to time, issue securities (including equity and debt securities) other than pursuant to this Prospectus or any applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, we will not receive any proceeds from any sale of any Securities by Selling Securityholders.

The Corporation currently generates no operating revenue from the exploration activities on its property interests and has negative cash flow from operating activities. The Corporation anticipates that it will continue to have negative cash flow until such time that commercial production is achieved at a particular project. To the extent that the Corporation has negative cash flows in future periods in excess of net proceeds from the sale of Securities, it may need to deploy a portion of net proceeds from the sale of Securities to fund such negative cash flows.

PLAN OF DISTRIBUTION

The Corporation may from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. We may issue and sell up to C$300,000,000, in the aggregate, of Securities.

We may offer and sell the Securities through underwriters or dealers, directly to one or more purchasers or through agents. We may offer Securities in the same Offering, or we may offer Securities in separate Offerings. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by the Corporation. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, securities, cash and assumption of liabilities.

Each Prospectus Supplement, to the extent applicable, will describe the number and terms of the Securities to which such Prospectus Supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the name of any Selling Securityholders, the public offering or purchase price of such Securities and our net proceeds. The Prospectus Supplement also will include any underwriting discounts or commissions and other items constituting underwriters’ compensation and will identify any securities exchanges on which the Securities may be listed.

This Prospectus may also, from time to time, relate to the Offering of our Securities by certain Selling Securityholders. The Selling Securityholder may sell all or a portion of our Securities beneficially owned by them and offered thereby from time to time directly or through one or more underwriters, dealers or agents. Any underwriter, dealer or agent involved in an Offering of our Securities pursuant to this Prospectus by a Selling Securityholder will be named, and any commissions or fees payable by us or by such Selling Securityholder to that underwriter, dealer or agent, will be set out in the applicable Prospectus Supplement. Our Securities may be sold by the Selling Securityholders in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, at varied prices determined at the time of sale, or at negotiated prices, including sales in transactions that are deemed to be “at the market” distributions as defined in NI 44-102, including sales made directly on the TSX, NYSE American or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the Offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with such Securities offered by that Prospectus Supplement.

Under agreements which may be entered into by us, any Selling Securityholders, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us or the Selling Securityholder against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we and/or any Selling Securityholders enter into agreements may be customers of, engage in transactions with, or perform services for, us and/or the Selling Securityholder in the ordinary course of business.

Agents, underwriters or dealers may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” distribution as defined in NI 44-102 and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange.

In connection with any Offering of Securities, other than an “at-the-market” distribution, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter, agent or dealer of the “at-the-market” distribution, and no person or company acting jointly or in concert with an underwriter or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter, agent or dealer creating an over-allocation position in the Securities.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from us at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission’s payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities. Unless otherwise specified in the applicable Prospectus Supplement, we do not intend to list any of the Securities other than the Common Shares on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrant, Subscription Receipts, Units or Debt Securities may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required and if applicable, the earnings coverage ratios with respect to the issuance of Debt Securities pursuant to such Prospectus Supplement.

DESCRIPTION OF SECURITIES

Common Shares

The Corporation is authorized to issue an unlimited number of Common Shares. As of March 11, 2021, there were 237,308,584 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Warrants

As of March 11, 2021, there were 32,500,000 Warrants expiring December 18, 2026, 3,000,000 Warrants expiring November 7, 2022, 4,992,500 Warrants expiring June 12, 2022 and 370,000 Warrants expiring July 8, 2021. The Corporation may issue Warrants to purchase Common Shares, Units or Debt Securities. Warrants may be issued independently or together with other Securities and may be attached to or separate from those Securities. Warrants will be issued under one or more warrant indentures, including supplemental indentures to one of our existing warrant indentures, to be entered into between the Corporation and one or more banks or trust companies acting as warrant agent, to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Warrants. A copy of any warrant indenture or supplemental warrant indenture relating to an offering of Warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of the Warrants and is not intended to be complete. You should read the particular terms of the Warrants that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant indenture and the Prospectus Supplement describing such warrant indenture. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Warrants being offered.

Any Prospectus Supplement relating to any Warrants the Corporation offers will describe the terms of the Warrants and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Warrants. This description will include, where applicable:

•                  the designation and aggregate number of Warrants offered;

•                  the price at which the Warrants will be offered;

•                  the currency or currencies in which the Warrants will be offered;

•                  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•                  the number of Common Shares or Debt Securities that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or Debt Securities may be purchased upon exercise of each Warrant;

•                  the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share, or (iii) the expiry of the Warrants;

•                  whether we will issue fractional Common Shares or Debt Securities;

•                  whether we have applied to list the Warrants on a securities exchange;

•                  the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•                  the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•                  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•                  material United States and Canadian federal income tax consequences of owning the Warrants; and

•                  any other material terms or conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. Holders of Warrants are entitled only to receive the Common Shares, Units or Debt Securities subject to the Warrants on satisfaction of the conditions provided in the warrant indenture or supplemental warrant indenture.

Subscription Receipts

As of March 11, 2021, there were nil Subscription Receipts outstanding. The Corporation may issue Subscription Receipts that will entitle holders to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units, Debt Securities, or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Corporation and an escrow agent (the “Escrow Agent”), to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent. A copy of any Subscription Receipt Agreement will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. You should read the particular terms of the Subscription Receipts that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Subscription Receipts being offered.

Any Prospectus Supplement relating to any Subscription Receipts the Corporation offers will describe the terms of the Subscription Receipts and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Subscription Receipts. This description will include, where applicable:

•                  the designation and aggregate number of Subscription Receipts offered;

•                  the price at which the Subscription Receipts will be offered;

•                  the currency or currencies in which the Subscription Receipts will be offered;

•                  the designation, number and terms of the Common Shares, Warrants, Units, Debt Securities or any combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•                  the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Units, Debt Securities or any combination thereof;

•                  the procedures for the issuance and delivery of the Common Shares, Warrants, Units, Debt Securities or any combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•                  whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Units, Debt Securities or any combination thereof upon satisfaction of the Release Conditions;

•                  the identity of the Escrow Agent;

•                  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•                  the terms and conditions pursuant to which the Escrow Agent will hold the Common Shares, Warrants, Units, Debt Securities or any combination thereof pending satisfaction of the Release Conditions;

•                  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions;

•                  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•                  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•                  any entitlement of the Corporation to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•                  whether the Corporation will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•                  whether the Corporation will issue the Subscription Receipts as bearer securities, registered securities or both;

•                  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants, Debt Securities or other securities of the Corporation, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•                  whether we have applied to list the Subscription Receipts on a securities exchange;

•                  material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•                  any other material terms or conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Corporation. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units, Debt Securities or any combination thereof on satisfaction of the conditions provided in the Subscription Receipt Agreement, including the satisfaction of any cash payment provided in the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. The Common Shares, Warrants, Units, Debt Securities or any combination thereof may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any material misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Warrants or Debt Securities to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Warrants or Debt Securities, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Corporation may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will also describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by a consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that the Corporation may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

As of March 11, 2021, there were nil Units outstanding. The Corporation may issue Units consisting of one or more Common Shares, Warrants, Subscription Receipts, Debt Securities or any combination of such Securities. You should read the particular terms of the Units that are offered by us, which will be described in more detail in any applicable Prospectus Supplement.

Any Prospectus Supplement relating to any Units the Corporation offers will describe the terms of the Units and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Units. This description will include, where applicable:

•                  the designation and aggregate number of Units being offered;

•                  the price at which the Units will be offered;

•                  the designation and terms of the Units and the applicable Securities included in the Units;

•                  the description of the terms of any agreement governing the Units;

•                  any provision for the issuance, payment, settlement, transfer or exchange of the Units;

•                  the date, if any, on and after which the Units may be transferable separately;

•                  whether we have applied to list the Units on a stock exchange;

•                  material United States and Canadian federal tax consequences of owning the Units;

•                  how, for federal income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities; and

•                  any other material terms or conditions of the Units.

Debt Securities

In this section describing the Debt Securities, the term “Corporation” refers only to Orla Mining Ltd. without any of its subsidiaries.

As of  March 11, 2021, there were nil Debt Securities outstanding. The following description sets forth certain general terms and provisions of Debt Securities that may be issued hereunder and is not intended to be complete. The Debt Securities may be offered separately or together with other Securities, as the case may be. The specific terms of Debt Securities, including the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Corporation and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the Registration Statement of which this Prospectus forms a part and will be filed with the securities commissions or similar authorities in each of the provinces and territories of Canada when it is entered into. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

The Corporation may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities which the Corporation may issue under the Indenture and does not limit the amount of other indebtedness that the Corporation may incur. The Indenture provides that the Corporation may issue Debt Securities from time to time in one or more series which may be denominated and payable in United States dollars, Canadian dollars or any other currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits the Corporation, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Corporation has previously issued under the Indenture and to issue such increased principal amount.

The particular terms relating to Debt Securities offered by a Prospectus Supplement (the “Offered Securities”) will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•                  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

•                  the rate or rates (whether fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•                  the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•                  the terms and conditions upon which the Corporation may redeem the Offered Securities, in whole or in part, at its option;

•                  the covenants applicable to the Offered Securities;

•                  the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

•                  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•                  whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•                  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and integral multiples of US$1,000 and the denominations in which bearer Offered Securities will be issuable, if other than US$5,000;

•                  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•                  if other than United States dollars, the currency in which the Offered Securities are denominated or the currency in which the Corporation will make payments on the Offered Securities;

•                  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

•                  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms described herein as generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•                  holders may not tender Debt Securities to the Corporation for repurchase; and

•                  the rate or rates of interest on the Debt Securities will not increase if the Corporation becomes involved in a highly leveraged transaction or the Corporation is acquired by another entity.

The Corporation may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, the Corporation may offer and sell those Debt Securities at a discount below their stated principal amount. The Corporation will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Corporation will be direct, unconditional and unsecured obligations of the Corporation and will rank equally among themselves and with all of the Corporation’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Corporation will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Corporation’s subsidiaries. The Corporation will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will issue Debt Securities only in fully registered form without coupons, and in denominations of US$1,000 and integral multiples of US$1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Corporation may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Corporation will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Corporation may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities of a series will be issued in global form that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the Prospectus Supplement. Global Securities will be registered in the name of the Depositary, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

The Corporation’s obligations under the Indenture, as well as the obligations of the Trustee and those of any third parties employed by the Corporation or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Corporation makes payment to the registered holder, the Corporation has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•                  the investor cannot have Debt Securities registered in his or her own name;

•                  the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•                  the investor must look to his or her own bank, brokerage firm or other financial institution for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•                  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•                  the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security; the Corporation and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security; the Corporation and the Trustee also do not supervise the Depositary in any way; and

•                  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank, brokerage firm or other financial institution. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in Debt Securities transferred into their own names, so that they will be registered holders of the Debt Securities represented by each Global Security.

The special situations for termination of a Global Security are:

•                  when the Depositary notifies the Corporation that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•                  when and if the Corporation decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not the Corporation or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Amalgamation or Consolidation

Pursuant to the Indenture, the Corporation may not amalgamate or consolidate with or merge with or into any other person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any person unless: (a) either (1) the Corporation is the continuing corporation or (2) the person (if other than the Corporation) formed by such consolidation or amalgamation or into which the Corporation is merged or the person which acquires by conveyance, transfer, lease or other disposition the properties and assets of the Corporation substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any province or territory thereof, (B) the laws of the United States or any State thereof or the District of Columbia or (C) if such consolidation, amalgamation, merger or other transaction would not impair (as determined by resolution of the Board) the rights of the holders of the applicable series of Debt Securities, in any other country, provided, that if such successor corporation is organized under the laws of such other country described in this clause (C), the successor corporation shall, pursuant to the supplemental indenture referred to in clause (ii) below, (1) expressly become obligated to provide an opinion of counsel in such successor jurisdiction or a ruling from the applicable taxing authority in such successor jurisdiction in connection with any defeasance of such Debt Securities pursuant to the Indenture, (2) add certain references to such successor jurisdiction in the Indenture, (3) appropriately revise the Indenture to add references to any “preference” or other similar period under applicable bankruptcy, insolvency or other similar laws of the successor jurisdiction or any province, territory, state or other political subdivision thereof and, (4) if necessary, revise the Indenture to extend the 91-day period referred to therein so that it is at least one day longer than any such “preference” or similar period of the successor jurisdiction, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture with respect to all Debt Securities of each series outstanding under the Indenture, all of the obligations of the Corporation under such Debt Securities; and (b) immediately after giving effect to such transaction no Default or Event of Default (each, as defined in the Indenture) shall have occurred and be continuing.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Corporation is not the continuing corporation, the successor or continuing person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the Indenture, and thereafter the Corporation will, except in the case of a lease, be discharged from all obligations and covenants under the indenture and the outstanding Debt Securities of each series.

Events of Default

Unless otherwise indicated in the applicable Prospectus Supplement, the term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)         default in the payment of the principal of (or any premium on) any Debt Security of that series at its maturity;

(b)         default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)          default in the deposit of any sinking fund payment, when the same becomes due by the terms of the Debt Securities of that series;

(d)         default in the performance, or breach, of any other covenant or agreement of the Corporation in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Corporation by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(e)          certain events of bankruptcy, insolvency or reorganization; or

(f)           any other event of default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series or all series affected (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series or of all series affected (or of all series, as the case may be), by written notice to the Corporation and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities or indexed securities upon the occurrence of any Event of Default and the continuation thereof.

Other than its duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, judicial or otherwise, unless:

•                  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•                  the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•                  the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

The Corporation will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Corporation’s obligations under the Indenture with respect to Debt Securities of a particular series. Unless otherwise stated in the applicable Prospectus Supplement, if the Corporation deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

•                  the Corporation will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•                  the Corporation will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

Unless otherwise stated in the applicable Prospectus Supplement, to exercise defeasance the Corporation also must deliver to the Trustee:

•                  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•                  an opinion of Canadian counsel or a ruling from the Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial income tax purposes and that holders of the Debt Securities of that series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and the Corporation cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow the Corporation to be discharged from all of its obligations under the Debt Securities of any series, the Corporation must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Corporation may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, unless otherwise stated in the applicable Prospectus Supplement, that the Corporation will be required to receive consent from the holder of each outstanding Debt Security of such affected series to:

•                  change the stated maturity of the principal of, or interest on, such outstanding Debt Security;

•                  reduce the principal amount of or interest on such outstanding Debt Security;

•                  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding original issue discount security;

•                  change the place or currency of payments on such outstanding Debt Security;

•                  reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•                  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series or of the affected series may waive the Corporation’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, or to make any change, in any case, that does not adversely affect the interests of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Offered Securities or the Indenture that may be instituted in any United States federal or New York state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a substantial portion of the assets of the Corporation are outside the United States, any judgment obtained in the United States against the Corporation may need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from the Corporation’s assets. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Corporation in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Corporation’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Corporation. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.

PRIOR SALES

Information in respect of Common Shares that we issued within the previous 12 month period, and in respect of securities that are convertible or exchangeable into Common Shares, will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX under the symbol “OLA” and on the NYSE American under the symbol “ORLA”. Information in respect of trading price and volume of the Common Shares during the previous 12 month period will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement will include a general summary of certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities hereunder. The applicable Prospectus Supplement will also describe certain United States federal income tax consequences which may be applicable to a purchaser of Securities hereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, such consequences relating to Debt Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular Offering and consult their own tax advisors with respect to their own particular circumstances.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP, with respect to Canadian legal matters, and by Neal, Gerber & Eisenberg LLP, with respect to United States legal matters.

INTEREST OF EXPERTS

The following persons have been named as having prepared or certified a report, valuation, statement or opinion described or included in a filing, or referred to in a filing, made under National Instrument 51—102 — Continuous Disclosure Obligations of the Canadian Securities Administrators during, or relating to, the Corporation’s financial year ended December 31, 2019:

•                  Camino Rojo Report — Carl E. Defilippi, RM, SME of Kappes, Cassiday and Associates, Michael G. Hester, FAusIMM of Independent Mining Consultants, Inc., Matthew D. Gray, Ph.D., C.P.G. of Resource Geosciences Incorporated and John Ward, C.P.G. of John Ward, RG, Groundwater Consultant, LLC, prepared the Camino Rojo Report.

•                  Cerro Quema Report — Eugene Puritch, P. Eng., FEC, CET, Richard H. Sutcliffe, PhD, P.Geo., Antoine Yassa, P.Geo., David Burga, P.Geo., Kenneth Kuchling, P.Eng., and Fred Brown, P.Geo., of P&E Mining Consultants Inc., Gene Tortelli, PE, George Lightwood, PE, and David Brown, P.Geo., of Golder Associates Inc., Tracy Armstrong, P.Geo., and Mark Gorman, PE, prepared the Cerro Quema Report.

All scientific and technical information contained in this Prospectus and the documents incorporated by reference herein have been reviewed and approved in accordance with NI 43-101 by J. Andrew Cormier, P. Eng., Chief Operating Officer of the Corporation, who is a “Qualified Person” under NI 43-101. As of March 11, 2021, J. Andrew Cormier hold 72,500 Common Shares, nil Warrants, 600,000 stock options and nil restricted share units of the Corporation.

None of the foregoing persons, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the Corporation’s property or the property of any of the Corporation’s associates or affiliates. The foregoing persons held an interest in either less than 1% or none of the Corporation’s securities or the securities of any associate or affiliate of the Corporation at the time of preparation of the respective reports and after the preparation of such reports and estimates, and they did not receive any direct or indirect interest in any of the Corporation’s securities or the securities of any associate or affiliate of the Corporation in connection with the preparation of the above mentioned reports. None of the aforementioned persons nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation, other than Mr. Cormier, who is the Chief Operating Officer of the Corporation.

Davidson & Company LLP of 1200-609 Granville Street, Vancouver, BC V7Y 1G6, the Corporation’s auditors during the year ended December 31, 2019, delivered the audit report to shareholders of the Corporation on March 20, 2020 with respect to the Annual Financial Statements, and has advised that it was, both at the time it prepared its audit report, and when it delivered its audit report, independent of the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. Davidson & Company LLP ceased to be auditor of the Corporation effective March 25, 2020.

The partners and associates of Cassels Brock & Blackwell LLP, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Corporation’s securities.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario, and Computershare Trust Company N.A., at its offices in Canton, Massachusetts is the U.S. co-transfer agent of the Common Shares.

AUDITORS

Ernst & Young LLP is independent of the Corporation within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct, and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 124 of the Canada Business Corporation Act (“CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the immediately prior sentence. The individual shall repay the moneys if the individual does not fulfill the conditions of the immediately following sentence. A corporation may not indemnify an individual as described in the first sentence of this paragraph unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may with the approval of a court, indemnify an individual referred to in the foregoing paragraph, or advance moneys as described in the foregoing paragraph, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in the foregoing paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in the foregoing paragraph.

Despite the first paragraph above, an individual referred to in that paragraph is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in the first paragraph above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in the first paragraph above.

Sections 7.02 and 7.03 of By-law No. 1 of the Registrant (the “By-laws”) contains the following provisions with respect to indemnification of the Registrant’s directors and officers and with respect to certain insurance maintained by the Registrant with respect to certain individuals:

7.02 Indemnity. Subject to the CBCA, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is involved because of that association with the Corporation or other entity, if:

(a)         the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)         in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall also indemnify such person in such other circumstances as the CBCA permits or requires. The Corporation may advance monies to a director, officer or other individual for costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if he or she does not fulfill the conditions set out in paragraphs (a) and (b) above. Nothing in this by-law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of this by-law.

7.03 Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in section 7.02 against any liability incurred by him or her in his or her capacity as a director or officer, or an individual acting in a similar capacity, of the Corporation or of another body corporate at the Corporation’s request.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers to provide the indemnification set forth in the Registrants By-laws. The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description
4.1

Annual Information Form of the Registrant for the year ended December 31, 2019, dated March 23, 2020 (incorporated by reference to Exhibit 99.36 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.2

Audited Consolidated Annual Financial Statements of the Registrant as at, and for the years ended December 31, 2019 and 2018, together with the independent registered public accounting firm’s report thereon and the notes thereto (incorporated by reference to Exhibit 99.39 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.3

Management’s Discussion and Analysis of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.34 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.4

Notice of Annual and Special Meeting and Management Information Circular of the Registrant dated April 2, 2020 prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 13, 2020 (incorporated by reference to Exhibit 99.20 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.5

Unaudited Condensed Interim Consolidated Financial Statements of the Registrant as at, and for the three and nine months ended September 30, 2020, together with the notes thereto (incorporated by reference to Exhibit 99.02 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020)

4.6

Management’s Discussion and Analysis of the Registrant for the three and nine months ended September 30, 2020 (incorporated by reference to Exhibit 99.03 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.7

Material Change Report of the Registrant dated April 6, 2020 (incorporated by reference to Exhibit 99.26 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.8

Material Change Report of the Registrant dated March 25, 2020 (incorporated by reference to Exhibit 99.33 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.9	Material Change Report of the Registrant dated December 29, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on December 29, 2020).
4.10	Material Change Report of the Registrant dated December 31, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on December 31, 2020).

4.11	Material Change Report of the Registrant dated January 21, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on January 21, 2021).
4.12

The Management Information Circular of the Registrant dated April 2, 2020 (incorporated by reference to Exhibit 99.20 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020)

5.1*	Consent of Auditors — Davidson & Company LLP
5.2*	Consent of Cassels Brock & Blackwell LLP
5.3**	Consent of J. Andrew Cormier
5.4**	Consent of Carl E. Defilippi
5.5**	Consent of John Ward
5.6**	Consent of Matthew D Gray
5.7**	Consent of Michael Hester
5.8**	Consent of Eugene Puritch
5.9**	Consent of Richard Sutcliffe
5.10**	Consent of Tracy Armstrong
5.11**	Consent of Antoine Yassa
5.12**	Consent of Kenneth Kuchling
5.13**	Consent of David Burga
5.14**	Consent of Fred Brown
5.15**	Consent of Mark Gorman
5.16**	Consent of David Brown
5.17**	Consent of George Lightwood
5.18**	Consent of Gene Tortelli
6.1**	Powers of Attorney
7.1**	Form of Trust Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).

*                 Filed herewith.

**          Previously filed with the Commission with the initial filing of this Registration Statement on Form F-10, on February 10, 2021

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.                   Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2.                   Consent to Service of Process

(a) The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on March 12, 2021.

ORLA MINING LTD.

By:	/s/ Jason Simpson
Jason Simpson President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Simpson, or Etienne Morin, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments or supplements to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jason Simpson	President, Chief Executive Officer and Director	March 12, 2021
Jason Simpson	(principal executive officer)

/s/ Etienne Morin	Chief Financial Officer	March 12, 2021
Etienne Morin	(principal financial and accounting officer)

*	Non-Executive Chairman of the Board, Director	March 12, 2021
Charles A. Jeannes

*	Director	March 12, 2021
Jean Robitaille

*	Director	March 12, 2021
George Albino

*	Director	March 12, 2021
David Stephens

*	Director	March 12, 2021
Eric Colby

*	Director	March 12, 2021
Richard Hall

*	Director	March 12, 2021
Elizabeth McGregor

*	Director	March 12, 2021
Tim Haldane

*By:	/s/ Etienne Morin
Name:	Etienne Morin
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Orla Mining Ltd. in the United States on March 12, 2021

PUGLISI & ASSOCIATES
(Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit	Description
4.1

Annual Information Form of the Registrant for the year ended December 31, 2019, dated March 23, 2020 (incorporated by reference to Exhibit 99.36 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.2

Audited Consolidated Annual Financial Statements of the Registrant as at, and for the years ended December 31, 2019 and 2018, together with the independent registered public accounting firm’s report thereon and the notes thereto (incorporated by reference to Exhibit 99.39 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.3

Management’s Discussion and Analysis of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.34 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.4

Notice of Annual and Special Meeting and Management Information Circular of the Registrant dated April 2, 2020 prepared in connection with the annual and special meeting of shareholders of the Registrant held on May 13, 2020 (incorporated by reference to Exhibit 99.20 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.5

Unaudited Condensed Interim Consolidated Financial Statements of the Registrant as at, and for the three and nine months ended September 30, 2020, together with the notes thereto (incorporated by reference to Exhibit 99.02 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020)

4.6

Management’s Discussion and Analysis of the Registrant for the three and nine months ended September 30, 2020 (incorporated by reference to Exhibit 99.03 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.7

Material Change Report of the Registrant dated April 6, 2020 (incorporated by reference to Exhibit 99.26 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.8

Material Change Report of the Registrant dated March 25, 2020 (incorporated by reference to Exhibit 99.33 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020).

4.9	Material Change Report of the Registrant dated December 29, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on December 29, 2020).
4.10	Material Change Report of the Registrant dated December 31, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on December 31, 2020).
4.11	Material Change Report of the Registrant dated January 21, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on January 21, 2021).
4.12

The Management Information Circular of the Registrant dated April 2, 2020 (incorporated by reference to Exhibit 99.20 to the Registrant’s Registration Statement on Form 40-F, as filed with the Commission on December 4, 2020)

5.1*	Consent of Auditors — Davidson & Company LLP
5.2*	Consent of Cassels Brock & Blackwell LLP
5.3**	Consent of J. Andrew Cormier
5.4**	Consent of Carl E. Defilippi
5.5**	Consent of John Ward
5.6**	Consent of Matthew D Gray
5.7**	Consent of Michael Hester
5.8**	Consent of Eugene Puritch
5.9**	Consent of Richard Sutcliffe

5.10**	Consent of Tracy Armstrong
5.11**	Consent of Antoine Yassa
5.12**	Consent of Kenneth Kuchling
5.13**	Consent of David Burga
5.14**	Consent of Fred Brown
5.15**	Consent of Mark Gorman
5.16**	Consent of David Brown
5.17**	Consent of George Lightwood
5.18**	Consent of Gene Tortelli
6.1**	Powers of Attorney
7.1**	Form of Trust Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).

*                 Filed herewith.

**          Previously filed with the Commission with the initial filing of this Registration Statement on Form F-10, on February 10, 2021